Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MALLARD PARENT, LLC,

M ACQUISITION CORPORATION

and

ALCO STORES, INC.

Dated as of July 25, 2013

Table of Contents

ARTICLE I The Merger		2

1.1.	The Merger	2

1.2.	Closing	2

1.3.	Effective Time	2

ARTICLE II Effects of the Merger		2

2.1.	Effects of the Merger	2

2.2.	The Articles of Incorporation	3

2.3.	The Bylaws	3

2.4.	Directors and Officers	3

2.5.	Further Actions	3

2.6.	Effect on Capital Stock	3

2.7.	Payment	5

2.8.	Company Equity Awards	8

2.9.	Escrow Fund; Letter of Credit	9

ARTICLE III Representations and Warranties of the Company		11

3.1.	Organization, Standing and Power	12

3.2.	Subsidiaries	12

3.3.	Capital Structure	12

3.4.	Authority	13

3.5.	Consents and Approvals; No Violations	14

3.6.	Company SEC Documents	14

3.7.	Internal Controls; Sarbanes-Oxley Act	15

3.8.	Absence of Material Adverse Change	16

3.9.	Information Supplied	16

3.10.	Compliance with Laws	16

3.11.	Tax Matters	17

3.12.	Liabilities	19

3.13.	Litigation	19

3.14.	Benefit Plans	20

3.15.	Intellectual Property and Information Security	22

i

3.16.	Subject Contracts	23

3.17.	Properties	27

3.18.	Environmental Laws	28

3.19.	Insurance Policies	29

3.20.	Labor and Employment Matters	29

3.21.	Inventory	30

3.22.	Related Party Transactions	30

3.23.	Vote Required; Takeover Statutes	30

3.24.	Rights Plan	30

3.25.	Opinion of Financial Advisor	30

3.26.	Brokers	30

3.27.	Exclusivity of Representations	30

ARTICLE IV Representations and Warranties of Parent and Merger Sub		31

4.1.	Organization	31

4.2.	Authority	31

4.3.	Consents and Approvals; No Violations	32

4.4.	Capitalization; Ownership of Common Stock	32

4.5.	Information Supplied	33

4.6.	Litigation	33

4.7.	Operations of Merger Sub	33

4.8.	Financing	33

4.9.	Solvency	35

4.10.	Limited Guaranty	35

4.11.	Absence of Certain Agreements	35

4.12.	Management Agreements	35

4.13.	Brokers	35

4.14.	Exclusivity of Representations	35

4.15.	Acknowledgment of Disclaimer of Other Representations and Warranties	36

ARTICLE V Covenants		36

5.1.	Conduct of Business by the Company Pending the Merger	36

5.2.	Stock Exchange De-listing	39

5.3.	Solicitation	39

5.4.	Stockholder Approval; Proxy Statement	45

5.5.	Rights Plan	47

5.6.	Reasonable Best Efforts; Filings; Other Actions	48

5.7.	Access and Reports	49

5.8.	Publicity; Communications	50

5.9.	Employee Benefits	51

5.10.	Expenses	52

5.11.	Directors’ and Officers’ Indemnification and Insurance	52

5.12.	Rule 16b-3	54

5.13.	Financing	54

5.14.	Financing Cooperation	57

5.15.	Transaction Litigation	58

5.16.	State Takeover Statutes	58

5.17.	Standstill Agreements	58

5.18.	Repayment of Indebtedness; Payoff Letters	58

5.19.	No Control of the Company’s Business	59

5.20.	Limited Guarantor Investment	59

ARTICLE VI Conditions to the Merger		61

6.1.	Conditions to Each Party’s Obligation to Effect the Merger	61

6.2.	Conditions to Obligations of Parent and Merger Sub	61

6.3.	Conditions to Obligation of the Company	62

ARTICLE VII Termination		63

7.1.	Termination by Mutual Consent	63

7.2.	Termination by Either Parent or the Company	63

7.3.	Termination by the Company	64

7.4.	Termination by Parent	65

7.5.	Effect of Termination and Abandonment	66

ARTICLE VIII General Provisions		70

8.1.	Survival	70

8.2.	Modification or Amendment	71

8.3.	Waiver; Extension	71

8.4.	Counterparts	71

8.5.	Governing Law and Venue; Waiver of Jury Trial	71

8.6.	Notices	72

8.7.	Specific Performance	73

8.8.	Entire Agreement	74

8.9.	No Third Party Beneficiaries	74

8.10.	Definitions; Construction	74

8.11.	Severability	83

8.12.	Assignment	84

8.13.	Headings	84

8.14.	Delivery by Facsimile or Electronic Transmission	84

INDEX OF DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement(s)	8.10(a)
Acquisition Proposal(s)	8.10(a)
Action	8.10(a)
Affiliate(s)	8.10(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)(iii)
Alternative Debt Financing	5.13(d)
Applicable Minimum Excess Availability	8.10(a)
Benefit Plan	8.10(a)
Business Day	8.10(a)
Bylaws	2.3
Capitalization Date	3.3(a)
Certificate(s)	2.6(a)
Certificate of Merger	1.3
Change of Recommendation	5.3(d)
Charter	2.2
Chosen Courts	8.5(a)
Closing	1.2
Closing Date	1.2
Code	2.7(g)
Common Stock	8.10(a)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article III
Company Equity Awards	2.8(c)
Company Group	8.10(a)
Company Intellectual Property	8.10(a)
Company Material Adverse Effect	8.10(a)
Company Recommendation	5.4(b)
Company SEC Documents	3.6(a)
Company Securities	3.3
Company Stock Incentive Plan(s)	3.3
Company Stock Option(s)	3.3
Confidentiality Agreement	8.8
Continued Employee	5.9(a)
Contract	8.10(a)
Cut-Off Date	5.3(b)
Debt Commitment Letter	4.8(a)
Debt Financing	4.8(a)
Debt Financing Letter(s)	4.8(a)
Dissenting Stockholders	2.6(a)
Dissenting Shares	2.6(a)

v

Terms	Section
Effective Time	1.3
Employment Agreement	8.10(a)
Environmental Laws	8.10(a)
Environmental Permits	8.10(a)
Equity Commitment Letter	4.8(a)
Equity Financing	4.8(a)
Equity Interest(s)	8.10(a)
ERISA	8.10(a)
ERISA Affiliate	8.10(a)
Escrow Agent	2.9(a)
Escrow Agreement	2.9(a)
Escrow Extension Period	2.9(b)
Escrow Fund	2.9(a)
Escrow Termination Event	2.9(b)
Excess Availability	8.10(a)
Exchange Act	8.10(a)
Exchange Fund	2.7(a)
Excluded Party	5.3(b)
Excluded Party Fee	7.5(b)
Excluded Share(s)	2.6(a)
Facilities	8.10(a)
FCPA	8.10(a)
Fee Letters	4.8(a)
Financing	4.8(a)
Financing Letters	4.8(a)
Financing Sources	8.10(a)
Financing Uses	4.8(b)
FLSA	8.10(a)
Former Facilities	3.18
GAAP	8.10(a)
GB Debt Commitment Letter	4.8(a)
Governmental Entity	8.10(a)
Hazardous Substance	8.10(a)
Indemnified Parties	5.11(c)
Initial Availability Determination Date	5.4(d)
Intellectual Property	8.10(a)
Intervening Event	5.3(d)
IRS	3.14(a)
KGCC	Recitals
Knowledge	8.10(a)
Law	8.10(a)
Leased Real Property	8.10(a)
Letter of Credit	2.9(c)
Lien	8.10(a)
Limited Guarantor	Recitals

Terms	Section
Limited Guarantor Investment	8.10(a)
Limited Guarantor Investment Letter	8.10(a)
Limited Guarantor Investment Parties	8.10(a)
Limited Guaranty	Recitals
Merger	Recitals
Merger Communication	8.10(a)
Merger Sub	Preamble
Minimum Excess Availability	8.10(a)
Minimum Excess Availability Determination Date	8.10(a)
Money Laundering Laws	3.10(e)
NASDAQ	8.10(a)
Negotiation Period	5.3(d)(ii)
New Debt Commitment Letter	5.13(d)
New Fee Letter	5.13(d)
OFAC	3.10(d)
Option Consideration	2.8(a)
Order	8.10(a)
Owned Real Property	3.17(a)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Fee	7.5(c)
Parent Group	8.10(a)
Parent Material Adverse Effect	8.10(a)
Paying Agent	2.7(a)
Payoff Letters	5.18(b)
Per Share Merger Consideration	2.6(a)
Permits	3.10(a)
Permitted Liens	8.10(a)
Person	8.10(a)
Proxy Statement	3.9
Real Estate Leases	8.10(a)
Record Holder(s)	8.10(a)
Reimbursable Expenses	8.10(a)
Related Party	3.22
Related Party Transaction	3.22
Representatives	8.10(a)
Requisite Company Vote	3.4(a)
Restricted Stock	3.3
Revolving Credit Agreement	8.10(a)
Rights Plan	2.6(e)
SEC	8.10(a)
Securities Act	8.10(a)
Share(s)	2.6(a)
Shareholder Advisory Vote	3.4(a)
Solicitation Period End-Date	5.3(a)

Terms	Section
Solvent	8.10(a)
Stockholder Approval	6.1(a)
Stockholder Meeting	5.4(a)
Subject Contract	3.16(b)
Subsequent Availability Determination Date	5.4(d)(iii)
Subsidiary(ies)	8.10(a)
Superior Proposal	8.10(a)
Surviving Corporation	1.1
Takeover Statute	8.10(a)
Tax(es)	8.10(a)
Tax Return	8.10(a)
Termination Date	7.2(a)
Termination Fee	7.5(b)
Third Party Financing	8.10(a)
Third Party Financing Sources	8.10(a)
Transaction Litigation	5.7(b)
Transactions	Recitals
WARN	3.20(c)
WF Debt Commitment Letter	4.8(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2013 (this “Agreement”), by and among MALLARD PARENT, LLC, a Delaware limited liability company (“Parent”), M ACQUISITION CORPORATION, a Kansas corporation and wholly owned subsidiary of Parent (“Merger Sub”), and ALCO STORES, INC., a Kansas corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors (or comparable governing bodies) of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-6701 of the Kansas General Corporation Code (“KGCC”);

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger (the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the other Transactions;

WHEREAS, the board of directors of Merger Sub has, upon the terms and subject to the conditions set forth in this Agreement, unanimously approved and declared advisable this Agreement, the Merger and the other Transactions and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the Merger and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Mallard Partners, LLC, a Delaware limited liability company (the “Limited Guarantor”), is entering into a limited guaranty in favor of the Company (the “Limited Guaranty”), pursuant to which, subject to the terms and conditions contained therein, the Limited Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with the Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

The Merger

1.1.                            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with Section 17-6701 of the KGCC, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger continuing under the name “ALCO Stores, Inc.” and shall continue to be governed by the laws of the State of Kansas (sometimes hereinafter referred to as the “Surviving Corporation”).

1.2.                            Closing.  The closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., Eastern time, on a date to be specified by the Company and Parent, but in any event no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, Georgia 30309, or (b) at such other date, time, and/or place as agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”  For the avoidance of doubt, a condition may only be waived in writing by the party or parties entitled to the benefit of such condition under this Agreement.

1.3.                            Effective Time.  Subject to the terms and conditions hereof, concurrently with the Closing, Parent, Merger Sub and the Company will cause a certificate of merger satisfying the applicable requirements of the KGCC or other appropriate documents (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Kansas in accordance with the relevant provisions of the KGCC and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Kansas or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger in accordance with the KGCC (such date and time being hereinafter referred to as the “Effective Time”).

ARTICLE II

Effects of the Merger

2.1.                            Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the KGCC and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.2.                            The Articles of Incorporation.  Subject to Section 5.11, at the Effective Time, the articles of incorporation of the Surviving Corporation (the “Charter”) shall be, by virtue of the Merger, amended and restated in its entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

2.3.                            The Bylaws.  At the Effective Time, the bylaws of the Surviving Corporation (the “Bylaws”) shall be, by virtue of the Merger, amended and restated in their entirety to read as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

2.4.                            Directors and Officers.  At the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Charter and the Bylaws until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.  At the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the Charter and Bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.5.                            Further Actions.  If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

2.6.                            Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or any holder of any capital stock of the Company or Merger Sub:

(a)                                 Merger Consideration.  Each share of Common Stock (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective

Time, other than (i) the Shares described in Sections 2.6(d) and 2.8(b), and (ii) Shares (the “Dissenting Shares”) that are, as of immediately prior to the Effective Time, owned by stockholders (“Dissenting Stockholders”) who have not voted in favor of the Merger or consented thereto in writing and have properly exercised and perfected and not withdrawn a demand for, or lost their right to, appraisal rights under Section 17-6712 of the KGCC (each Share referred to in clause (i) or (ii) above being an “Excluded Share” and collectively, “Excluded Shares”), shall be automatically converted into the right to receive $14.00 in cash (the “Per Share Merger Consideration”), without interest.  Subject to Section 2.8(b), at the Effective Time, all of the Shares shall cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Shares) which immediately prior to the Effective Time represented any Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of such Shares, without interest, it being understood that surrender of such Certificate shall be a prerequisite to the receipt of payment in respect of any Shares represented thereby.

(b)                                 Cancellation of Excluded Shares.  Each Excluded Share (other than those cancelled in accordance with Section 2.8(b)), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment referred to in Section 2.7(f) with respect to such Dissenting Shares.

(c)                                  Merger Sub.  At the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)                                 Treasury Shares and Parent-Owned Shares.  Any Share owned by the Company (whether held in treasury or otherwise) or by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall not represent the right to receive the Per Share Merger Consideration and shall be treated as an Excluded Share pursuant to Sections 2.6(a) and (b) hereof.

(e)                                  Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution with a record date during such period, or any issuance of Shares pursuant to the Company’s Rights Agreement, dated as of May 3, 2013 (the “Rights Plan”), the Per Share Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided, that in no event will the aggregate amount payable by Parent increase as a result of this Section 2.6(e) (including as the result of the issuance of additional Shares pursuant to the Rights Plan) and the Company shall take all necessary actions under the Rights Plan to ensure that there shall be no such increase.  Nothing in this Section 2.6(e) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

2.7.                            Payment.

(a)                                 Paying Agent.  Immediately prior to the Effective Time, Parent shall enter into a paying agent agreement in form and substance reasonably acceptable to the Company with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Paying Agent”). Immediately prior to or at the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the Record Holders of Shares, for exchange in accordance with this Article II through the Paying Agent, an aggregate cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments under Section 2.6(a) (such cash being hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.6(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. If, after the Effective Time, a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 17-6712 of the KGCC with respect to any Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 17-6712 of the KGCC and (ii) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that (I) no investment of the Exchange Fund shall have maturities that could prevent or materially delay payments to be made pursuant to this Agreement, (II) following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Record Holders of Shares in the amount of such losses, (III) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, and (IV) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.  Any interest and other income resulting from such investment shall be the sole and exclusive property of Parent and the Surviving Corporation, and any amounts in excess of the amounts payable under Section 2.6(a) shall be promptly paid to Parent or the Surviving Corporation, as Parent directs.  The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.6(a).

(b)                                 Payment Procedures.

(i)                                     Letter of Transmittal.  As soon as reasonably practicable after the Effective Time, and in any event within ten (10) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each Record

Holder of Shares (other than Shares to be cancelled pursuant to Sections 2.6(d) and 2.8(b)) a letter of transmittal in customary form and with such other provisions as Parent and the Company shall reasonably agree and instructions for use in surrendering the Certificates representing such Shares and determining the amount to which such Record Holder is entitled as a result of the Merger in respect thereof.

(ii)                                  Payment for Shares.  Upon delivery to the Paying Agent of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and signed in accordance with its instructions, together with such other documents as may be reasonably required by the Paying Agent pursuant to such instructions and surrender of the Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 2.7(e), or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), such Record Holder shall be entitled to receive from the Exchange Fund, and the Paying Agent shall pay within two (2) Business Days, a cash amount in immediately available funds equal to the number of such Shares multiplied by the Per Share Merger Consideration, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable as provided above. Risk of loss of, and title to, any Certificate will pass only upon proper delivery as provided above. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment to be delivered upon compliance with the procedures described above may be made to the transferee if the applicable letter of transmittal and the Certificate representing such Shares is presented to the Paying Agent and is accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Per Share Merger Consideration paid with respect to any Share in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(c)                                  Transfers.  From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or the Paying Agent any Certificates or any transfer instructions relating to Shares cancelled in the Merger, such Person shall be given a copy of the letter of transmittal referred to in Section 2.7(b)(i) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such Person is entitled pursuant to this Article II.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares one year after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration for such Shares upon compliance with the instructions in the form of letter of transmittal referred to in Section 2.7(b)(i), without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form reasonably satisfactory to Parent and the Paying Agent, by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will make a payment in an amount equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration, without any interest thereon.

(f)                                   Dissenting Shares.

(i)                                     Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 17-6712 of the KGCC with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn (in accordance with Section 17-6712 of the KGCC) or lost such Person’s right to appraisal under the KGCC with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively so withdrawn or lost such Dissenting Stockholder’s right to appraisal under the KGCC with respect to Dissenting Shares, such Dissenting Stockholder shall be entitled to receive only payment of the fair value of such Dissenting Shares as required by Section 17-6712 of the KGCC (including any interest thereon and related costs, if any, required to be paid in accordance with Section 17-6712 of the KGCC). The Company shall give Parent (A) prompt written notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company prior to the Effective Time pursuant to Section 17-6712 of the KGCC relating to Company stockholders’ appraisal rights and (B) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by Company stockholders under Section 17-6712 of the KGCC. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such dissent or demands for payment of fair value, offer to settle or settle any such demands.  Any payment required to be made with respect to the Dissenting Shares shall be made by Parent.  From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).

(ii)                                  If any stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to appraisal under the KGCC, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s shares of Common Stock shall no longer be Dissenting Shares and shall be automatically converted into the right to receive the Per Share Merger Consideration, without interest, as set forth in Section 2.6(a), it being understood that surrender of the Certificate representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby.

(g)                                  Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement to any holder of Shares, Restricted Stock or Company Stock Options (including the cash consideration payable pursuant to Sections 2.6(a) and 2.8) such Taxes as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or the rules and regulations promulgated thereunder, or under any other applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, and paid over to the proper Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

2.8.                            Company Equity Awards.

(a)                                 At the Effective Time and subject to the consummation of the Merger all vested and unvested Company Stock Options that are outstanding and are unexercised immediately prior to the Effective Time shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Option shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Stock Option and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share previously subject to such Company Stock Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Closing Date, and in any event within five (5) Business Days (at Parent’s option, through the Company’s payroll system or through the Paying Agent). From and after the Effective Time, there shall be no outstanding Company Stock Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration, if any. The Company shall take such steps as may be necessary to provide that each vested Company Stock Option with an exercise price per Share subject to such Company Stock Option that is equal to or greater than the Per Share Merger

Consideration shall be cancelled at the Effective Time without any cash payment being made in respect thereof and the holder of such Company Stock Option shall have no further rights in respect thereof.

(b)                                 At the Effective Time and subject to the consummation of the Merger, (i) each share of Restricted Stock outstanding under the Company Stock Incentive Plans or otherwise shall become immediately vested in full and all restrictions thereupon shall lapse, and (ii) each such share of Restricted Stock shall be cancelled and the holder thereof shall be paid as soon as practicable following the Closing Date, and in any event within three (3) Business Days (at Parent’s option, through the Company’s payroll system or through the Paying Agent) an amount equal to the Per Share Merger Consideration in respect of each Share underlying the cancelled share of Restricted Stock.

(c)                                  Prior to the Effective Time, the Company Board (or appropriate committee thereof) shall pass resolutions and the Company shall take or cause to be taken all other such action as may be necessary to effectuate the treatment of the Company Stock Options and Restricted Stock (collectively, the “Company Equity Awards”) (including obtaining any necessary consents and releases from holders of Company Equity Awards) as contemplated by this Section 2.8 to the effect that (i) all awards issued under the Company Stock Incentive Plans shall be settled, cancelled and no longer outstanding as of the Effective Time as contemplated by this Agreement, and (ii) after the Effective Time, neither any holder of Company Equity Awards nor any other participant in any Company Stock Incentive Plans shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Stock Incentive Plans, except as expressly provided in this Section 2.8.

(d)                                 All payments made by the Surviving Corporation under this Section 2.8 in accordance with the terms hereof shall be deemed to have been made and paid in full satisfaction of all rights pertaining to the securities represented by the Company Equity Awards.  From and after the Effective Time, no holder of Company Equity Awards shall have any rights as a stockholder or otherwise of the Surviving Corporation under such Company Equity Awards.

2.9.                            Escrow Fund; Letter of Credit.

(a)                                 Within two (2) Business Days of the date of this Agreement, the Limited Guarantor will deposit with an escrow agent (the “Escrow Agent”) an amount equal to $3,500,000 (the “Escrow Fund”) in immediately available funds pursuant to an escrow agreement (the “Escrow Agreement”), dated as of the date of this Agreement, among the Limited Guarantor, the Company and the Escrow Agent, the form of which is attached as Exhibit 2.9.  The Escrow Agreement will provide that if this Agreement is terminated pursuant to Section 7.2(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d) and the Company is entitled to be paid the Parent Fee pursuant to Section 7.5(c), and Parent does not pay the Parent Fee pursuant to Section 7.5(c) and any interest and other amounts payable pursuant to Section 7.5(d) within five (5) Business Days after the date of such termination, the Company may direct the Escrow Agent to release the Escrow Fund to the Company in full with the Escrow Fund credited against (i) the unpaid portion of the Parent Fee owed by Parent pursuant to Section 7.5(c), (ii) any interest and other unpaid amounts payable pursuant to Section 7.5(d), (iii) any reimbursement obligations under Section 5.14(a) then owed by Parent and (iv) any indemnification obligations under Section 5.6(e) then owed by Parent, with the excess of the Escrow Fund above such amounts returned by the Company to Parent.  The Escrow Agreement also will provide that if this Agreement is terminated for any reason and the Company is not entitled to be paid the Parent Fee pursuant to Section 7.5(c), but Parent does not fulfill its reimbursement obligations under Section 5.14(a) or its indemnification obligations under Section 5.6(e) within five (5) Business Days after request by the Company, the Company may direct the Escrow Agent to release from the Escrow Fund an amount equal to any reimbursement obligations under Section 5.14(a) or any indemnification obligations under Section 5.6(e) then owed by Parent, with, subject to Section 2.9(b), the excess of the Escrow Fund returned by the Escrow Agent to Parent.

(b)                                 The Escrow Agreement shall remain effective, and the Escrow Fund shall continue to be held pursuant to the Escrow Agreement thereunder (unless previously released in accordance with Section 2.9(a)) until the earliest to occur of: (i) the Effective Time, (ii) termination of this Agreement pursuant to and in accordance with Article VII (other than Section 7.2(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d)), or (iii) if this Agreement is terminated pursuant to and in accordance with Section 7.2(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d), forty-five (45) calendar days following such termination (such forty-five (45) calendar day period being referred to herein as the “Escrow Extension Period”); provided, that if the Company shall have made any claim against Parent or Merger Sub relating to this Agreement prior to the expiration of the Escrow Extension Period, then  the Escrow Agreement shall remain in place, and the Escrow Fund shall continue to be held by the Escrow Agent thereunder (unless otherwise previously released in accordance with Section 2.9(a)), until (x) final resolution of such claim as set forth in a final and nonappealable judgment or award of a court of competent jurisdiction, (y) as agreed in any settlement agreement, duly executed by Parent and the Company, or (z) written agreement of Parent and the Company (any such event set forth in clauses (i), (ii) or (iii) above, an “Escrow Termination Event”).  Promptly following the occurrence of an Escrow Termination Event or the provision of the Letter of Credit in accordance with Section 2.9(c), the Company and the Limited Guarantor shall jointly instruct the Escrow Agent to release the Escrow Fund to the Limited Guarantor.

(c)                                  Notwithstanding the foregoing, at the sole discretion of the Limited Guarantor at any time, (i) the Limited Guarantor may provide an unconditional irrevocable letter of credit (the “Letter of Credit”) naming the Company as the sole beneficiary, issued by a major United States commercial bank with a credit rating of at least “A” by Standard & Poor’s Ratings Group or “A2” by Moody’s Investors Service, Inc., in an aggregate face amount equal to the Escrow Fund, and (ii) upon the provision of the Letter of Credit in accordance with this Section 2.9(c), the Company and the Limited Guarantor shall jointly instruct the Escrow Agent to release the Escrow Fund to the Limited Guarantor.  The Company shall be entitled to make draws against the Letter of Credit on the same terms and conditions (including in respect of amounts and timing of releases) as the Company would otherwise be able to direct the release of any portion of the Escrow Fund through the sole action of the Company under this Section 2.9 and the Escrow Agreement.  To the extent the Limited Guarantor determines to put in place a Letter of Credit and obtain the release of the Escrow Fund, the Limited Guarantor shall be obligated to maintain the Letter of Credit through the event that would otherwise represent an Escrow Termination Event.  Parent and the Limited Guarantor shall cause the expiration date of the Letter of Credit to be extended or cause the Letter of Credit to be replaced with a substitute letter of credit (issued by a financial institution, and on terms, reasonably satisfactory to the Company) in a face amount equal to the face amount of the Letter of Credit as may be necessary to maintain the Letter of Credit during the period required by this Section 2.9(c).  If, at any time after the date that is fifteen (15) days prior to the expiration of the Letter of Credit, Parent and Limited Guarantor have failed to extend the maturity date of the Letter of Credit or cause the Letter of Credit to be replaced with a substitute letter of credit (issued by a financial institution, and on terms, reasonably satisfactory to the Company) in a face amount equal to the face amount of the Letter of Credit, then the Letter of Credit may be drawn against in full by the Company; provided, that, if, subsequent to the Letter of Credit being drawn against in full by the Company, it is subsequently determined (by (x) final and nonappealable judgment or award of a court of competent jurisdiction, (y) any settlement agreement, duly executed by Parent and the Company, or (z) written agreement of Parent and the Company) that the amount so drawn exceeds the aggregate amount that the Company is entitled to recover from Parent under this Agreement, then the Company shall promptly, but in no event later than two (2) Business Days of such determination, pay to Parent an amount equal to such excess amount, by wire transfer of same day funds.  The Company shall not draw upon, or exercise any rights with respect to, the Letter of Credit except to the extent the Company is permitted to do so under Section 2.9(c).  All fees and expenses related to obtaining and maintaining the Escrow Agreement or the Letter of Credit or any substitute letter of credit pursuant to this Section 2.9 shall be borne by Parent or the Limited Guarantor.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in (a) the Company SEC Documents (excluding, in each case, any exhibits to such Company SEC Documents, any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained or referenced therein to the extent they are predictive, cautionary or forward-looking in nature) filed with the SEC after January 29, 2012 and prior to the date of this Agreement (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to matters and items which are subject of such representation or warranty, (ii) other than any matters required to be disclosed for purposes of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.24 and 3.26, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter, and (iii) without giving effect to any amendment to any such documents filed on or after the date hereof) or (b) subject to clause (I) immediately below, the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that (I) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent and (II) the inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1.                            Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the Laws of the State of Kansas and has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s articles of incorporation and bylaws, as currently in effect, are included in the Company SEC Documents, and the Company is not in violation of any provision of such documents.

3.2.                            Subsidiaries.

(a)                                 Except as set forth in Section 3.2(a) of the Company Disclosure Letter, the Company does not have any Subsidiaries and does not own any Equity Interests of any other Person.

(b)                                 No Subsidiary of the Company (i) has any material liabilities or obligations (absolute or contingent), (ii) other than the liquor licenses set forth on Section 3.2(b) of the Company Disclosure Letter, has any material assets, and (iii) has ever had any employees.

3.3.                            Capital Structure.  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock. At the close of business on July 22, 2013 (the “Capitalization Date”), (i) 3,277,662 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, including 19,500 Shares that are subject to vesting or other risks of forfeiture pursuant to awards granted under the Company Stock Incentive Plans or otherwise (“Restricted Stock”), (ii) no Shares were held by the Company in its treasury, (iii) there were outstanding options to purchase Common Stock (the “Company Stock Options”) granted under the Company’s 2003 Equity Incentive Plan, the 2012 Equity Incentive Plan and the Non-Qualified Stock Option Plan for Non-Management Directors (collectively, the “Company Stock Incentive Plans”) or otherwise to purchase an aggregate of 378,000 Shares and (iv) each share of Common Stock has attached thereto a right to purchase Common Stock of the Company subject to the terms and conditions of the Rights Plan.  There are no outstanding stock appreciation rights that have been granted under the Company Stock Incentive Plans nor any other outstanding grants of additional awards under the Company Stock Incentive Plans or otherwise.  Section 3.3 of the Company Disclosure Letter sets forth, by employee, as of the Capitalization Date, the number of Company Stock Options and shares of Restricted Stock and, to the extent applicable, the grant date, exercise or reference price and number of Shares issuable with respect to each such award. Except as set forth in this Section 3.3 and in Section 3.3 of the Company Disclosure Letter and for changes since the Capitalization Date resulting from the exercise of Company Stock Options outstanding on such date or as may be permitted pursuant to Section 5.1, there are no outstanding (A) Equity Interests of the Company, (B) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of the Company, as the case may be, may vote, or (C) securities, options, warrants, calls, subscriptions or other rights, commitments, profits interests, stock appreciation rights, phantom stock agreements, arrangements or undertakings to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Equity Interests of the Company (or any security convertible or exercisable therefor) or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (the items in clauses (A) through (C) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. There are no voting trusts, proxies or other agreements to which the Company is a party with respect to the voting of any Shares or other Company Securities.  No Person has been issued any Company Stock Options, other than pursuant to an agreement in a form having the same terms and conditions (other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting or forfeiture schedules and expiration date applicable thereto and immaterial differences that do not impact the substance of the applicable stock option agreement) to the stock option agreements filed with the SEC pursuant to which the Company has granted Company Stock Options to officers of the Company.

3.4.                            Authority.

(a)                                 The Company has the requisite corporate power and authority to execute and deliver (i) this Agreement and, subject to obtaining the Requisite Company Vote and the occurrence of the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act (the “Shareholder Advisory Vote”), to perform its obligations hereunder and to consummate the Transactions and (ii) the Escrow Agreement and to perform its obligations thereunder.  The execution, delivery and performance of this Agreement and the Escrow Agreement by the Company and the consummation by the Company of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the holders of a majority of the outstanding Shares (the “Requisite Company Vote”) and the occurrence of the Shareholder Advisory Vote.  Each of this Agreement and the Escrow Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                 The Company Board, at a meeting duly called and held, has by the requisite vote of the directors (i) determined that this Agreement and the Merger and the other Transactions are in the best interests of the stockholders of the Company, (ii) approved this Agreement and the Merger and the other Transactions (such approval having been made in accordance with Section 17-6701 of the KGCC), and (iii) resolved to recommend adoption by the stockholders of the Company of this Agreement, which resolutions, as of the date hereof, have not been subsequently rescinded, withdrawn or modified in any way (provided, that any change, rescission, withdrawal or modification in accordance with Section 5.3 hereof shall not be deemed to be a breach of this representation).

3.5.                            Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals set forth in Section 3.5 of the Company Disclosure Letter or filing of the Merger Certificate with the Secretary of State of the State of Kansas, filing of the Proxy Statement, such filings as may be required by reason of the participation of Parent or Merger Sub in the Transactions, or as may be required under, and other applicable requirements of, the Exchange Act, the KGCC, the rules and regulations of NASDAQ, state securities Laws, and other relevant authorities of jurisdictions in which the Company is qualified to do business, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or the bylaws of the Company, (b) require the Company to give any notice to, or make any filing or registration with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c) assuming the Requisite Company Vote is obtained and the Shareholder Advisory Vote is held, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (d) require any consent or other material action by any Person under, result in a material violation or breach of, constitute a material default, or an event that, with or without notice or lapse of time or both, would constitute a material default under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit under, any of the terms, conditions or provisions of any Subject Contract, or (e) result in the creation or imposition of any Lien on any asset of the Company, with such exceptions, in the case of each of clauses (b), (c) and (e), as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6.                            Company SEC Documents.

(a)                                 The Company has filed with or furnished to the SEC, on a timely basis, all forms, documents, and reports required to be filed with the SEC or furnished to the SEC by the Company since December 31, 2011 under the Securities Act or the Exchange Act (all such forms, documents, and reports filed since December 31, 2011, together with any exhibits and schedules thereto and documents so filed or furnished during such period on a voluntary basis, as the same may have been amended since their filing, collectively, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished. At the time filed or furnished with the SEC (or if amended prior to the date hereof, as of the date of such amendment), none of the Company SEC Documents (as amended, if applicable) contained or will contain any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as to form, as of their respective dates, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of the Company as of the dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

3.7.                            Internal Controls; Sarbanes-Oxley Act.

(a)                                 The Company has implemented and maintains “disclosure controls and procedures” and a system of “internal controls over financial reporting” (each as defined in Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act.  The Company has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The principal executive officer, principal financial officer and principal accounting officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder.

(b)                                 Since December 31, 2010 through the date of this Agreement, to the Knowledge of the Company, none of the Company or any director, officer, or auditor of the Company has received, and the Company has no Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

3.8.                            Absence of Material Adverse Change.  From February 3, 2013 through the date hereof, (a) the Company has conducted its businesses in all material respects in the ordinary course consistent with past practice, (b) there has not occurred any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) to the Knowledge of the Company, the Company has not taken any action or agreed to take any action that would be prohibited by Sections 5.1(a) — (g), (m), (n) or (p).

3.9.                            Information Supplied.  The proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Stockholder Meeting will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Representatives specifically for inclusion in the Proxy Statement.  The Proxy Statement when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

3.10.                     Compliance with Laws.

(a)                                 The Company is in compliance, and since December 31, 2011, has been in compliance with all applicable Laws, except for any non-compliance that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in possession of all licenses, certificates, authorizations, consents, permits, approvals, exemptions, registrations and other similar authorizations of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, all such Permits are valid and in full force and effect, no default has occurred under, and there exists no event that, with notice or passage of time or both, would result in a default under, any such Permit, and the Company has not received any cease and desist letters or material inquiries from any Governmental Entity with respect to any such Permit, except where the absence of Permits, where the failure of Permits to be valid and in full force and effect, or where defaults under Permits have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Since December 31, 2011, to the Knowledge of the Company, neither the Company nor any of its Representatives, auditors or accountants has received (x) any material written notice or other written communication from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any Law applicable to the Company or its businesses, operations, properties or assets or (y) any material written notice or other written communication or any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service regarding deficiencies in any material respect in the compliance practices, procedures, methodologies or methods of the Company or its employees or its internal compliance controls, including any complaint, allegation, assertion or claim that the Company or its employees has engaged in illegal practices with respect to the business of the Company.

(c)                                  Since December 31, 2011, neither the Company nor, to the Knowledge of the Company, any director, officer, agent or employee acting on behalf of the Company, has: (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the FCPA; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(d)                                 (i) The Company is, and, since December 31, 2010, has been, in material compliance with, and has undertaken a reasonable diligence review with respect to the compliance of, each of its vendors that have access to cardholder data or cardholder funds with, all applicable Laws promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), (ii) none of (A) the Company, (B) any director, officer or other Affiliate of the Company, or (C) to the Knowledge of the Company, any agent or employee of the Company, is currently subject to (or since December 31, 2010 has been subject to) any U.S. sanctions administered by OFAC and (iii) to the Knowledge of the Company, no vendor that has access to cardholder data or cardholder funds of the Company is currently subject to (or since December 31, 2010 has been subject to) any U.S. sanctions administered by OFAC.

(e)                                  The operations of the Company are, and since December 31, 2010 have been, in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions where the Company conducts business, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and any instances of non-compliance have been resolved with the applicable Governmental Entity, and no formal Action by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, is threatened.

3.11.                     Tax Matters.  Except as set forth in Section 3.11 of the Company Disclosure Letter:

(a)                                 The Company has timely filed (after taking into account all applicable extensions) or caused to be timely filed (after taking into account all applicable extensions) all material Tax Returns required to be filed by it, and all such Tax Returns are complete and correct in all material respects.

(b)                                 The Company has timely paid (after taking into account all applicable extensions) or caused to be timely paid (after taking into account all applicable extensions) all material Taxes due and owing by the Company (whether or not shown to be due on any Tax Return).

(c)                                  There are, to the Knowledge of the Company, no pending audits, examinations, investigations or other proceedings in respect of Taxes of the Company, except for such audits, examinations, investigations or other proceedings that are not reasonably expected to give rise to any material Tax liability. No Governmental Entity has asserted in writing or threatened in writing to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open, except for such deficiencies, claims, or issues that are not reasonably expected to give rise to any material Tax liability. All U.S. federal income Tax Returns filed with respect to Tax years of the Company through the Tax year ended February 1, 2009 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)                                 To the Knowledge of the Company, no claim has been made in writing by a Governmental Entity within the last five (5) years in a jurisdiction where the Company does not file Tax Returns that the Company is or may be required to file Tax Returns in such jurisdiction, except for such claims as would not be reasonably expected to give rise to any material Tax liability.

(e)                                  The Company is not a party to any Tax sharing or indemnity agreement. The Company is not liable for any Taxes of any other Person (other than the Company) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law).

(f)                                   With respect to the Company, (i) there is no currently effective waiver, document or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes and (ii) no power of attorney with respect to any material Taxes has been executed or filed with any Governmental Entity (excluding powers of attorney granted to employees of the Company acting on behalf of the Company). The Company has not extended the time within which to file any material Tax Return (other than an automatic extension not requiring the consent of any Governmental Entity), which Tax Return has since not been filed.

(g)                                  The Company, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all material Taxes required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law) in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

(h)                                 The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)                                     The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this

Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time).

(j)                                    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (ii) installment sale or open transaction disposition made on or prior to the Closing, (iii) prepaid amount received on or prior to the Closing; (iv) closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law) executed on or prior to the Closing; or (v) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made on or prior to the Closing.

(k)                                 A list of all of the states and foreign jurisdictions in which material Tax Returns with respect to the Company were filed for the past three (3) years are set forth on Section 3.11 of the Company Disclosure Letter.  True, complete and correct copies of all such Tax Returns that were required to be filed prior to the date of this Agreement (after taking into account all applicable extensions) have been made available to Parent.

(l)                                     The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.12.                     Liabilities.  The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations: (a) reflected, reserved for or disclosed in the Company’s consolidated balance sheet for the fiscal quarter ended May 5, 2013 included in the Company SEC Documents (or in the related notes and schedules thereto), (b) incurred in the ordinary course of business since May 5, 2013, (c) incurred in connection with the Merger or any other actions or transactions expressly permitted or required by this Agreement, or (d) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.  The Company is not a party to and does not have any commitment to become a party to any partnership, joint venture or similar entity or any similar Contract or arrangement where the result, purpose or intended effect thereof is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its financial statements or in the Company SEC Documents.

3.13.                     Litigation.  There are no Actions pending against the Company or involving any of its properties or assets or any of its directors or officers in their capacities as such, or, to the Knowledge of the Company, threatened against the Company or involving any of its properties or assets or any of its directors or officers in their capacities as such, at law or in equity, before or by any commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that have or would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to, individually or in the aggregate, materially and adversely affect the business or operations of the Company as currently conducted or seeks (other than by seeking monetary damages) to limit, curtail or restrict in any material respect the right of the Company or any of its existing or future

Affiliates (other than stockholders of the Company prior to the Effective Time) to compete in any geographic area or line of business or limit the right of the Company or any of its existing or future Affiliates (other than stockholders of the Company prior to the Effective Time) to sell products or services to any Person.  The Company is not subject to any continuing Order of, or written agreement with, any Governmental Entity that (a) imposes any restriction or limitation on the Company’s operations or (b) is, or would reasonably be expected to be, otherwise material to the Company’s operations.

3.14.                     Benefit Plans.

(a)                                 Each Benefit Plan and each Employment Agreement is listed in Section 3.14(a) of the Company Disclosure Letter.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, has received (or has timely requested) a favorable determination letter or opinion letter from the Internal Revenue Service (“IRS”) covering all applicable provisions on which the IRS will currently rule, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust.  Each Benefit Plan has been administered in all material respects in accordance with its terms.  The Company and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions.

(b)                                 No Benefit Plan or employee benefit plan maintained by an ERISA Affiliate (i) is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or (ii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law).  Neither the Company nor any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code has, within the prior six (6) years, sponsored, maintained, contributed to or been required to contribute to any such plan.

(c)                                  Except as may be required by applicable Law, or as contemplated under this Agreement, the Company has not announced any plan or legally binding commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Company or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Company.

(d)                                 To the extent applicable, true, complete and correct copies of the following have been delivered or made available to Parent by the Company:  (i) all Benefit Plans and Employment Agreements (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan and any Employment Agreement not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) and accompanying schedules filed with the IRS; (vi) the most recent determination letter from the IRS, if any; (vii) the most recent summary plan description and any summary of material modification thereto; and (viii) any material correspondence, if any, with the Department of Treasury, Department of Labor, or Pension Benefit Guaranty Corporation.

(e)                                  The Company has not received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that would give rise to any material liability (except claims for benefits payable in the normal operation of the Benefit Plan), and, to the Knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(f)                                   With respect to each Benefit Plan, (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject any of the Benefit Plans or their related trusts, the Company, its directors, employees or agents, or any other Person that the Company or has an obligation to indemnify, to any material liability and (ii) neither the Company nor any of its directors, employees or agents nor any other Person that the Company has an obligation to indemnify has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its employees to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(g)                                  Section 3.14(g) of the Company Disclosure Letter discloses whether each Benefit Plan and each Employment Agreement that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.

(h)                                 None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other Transaction (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (i) entitle any current or former director, officer, employee or consultant of the Company to severance, termination, retention, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Employment Agreement or (iii) prohibit any Benefit Plan or Employment Agreement from being amended or terminated.

(i)                                     Each person on the payroll records of Company is properly classified as an employee or independent contractor, and has been properly classified on its payroll records as exempt or nonexempt under the FLSA or any applicable state or foreign law equivalent.

(j)                                    Each Benefit Plan and each Employment Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated and administered in good faith compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code since January 1, 2005, and in compliance with Section 409A of the Code and final guidance under Section 409A of the Code since January 1, 2009.  No current or former director, officer, employee or consultant of the Company is entitled to any gross-up, make-whole or other additional payment from the Company in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

(k)                                 No provision of any Benefit Plan, Employment Agreement, or other agreement will or may provide payments of money or other property, acceleration of benefits, or provisions of other rights to any officer, employee, stockholder, independent contractor or highly compensated individual, or other “disqualified individual” within the meaning of Section 280G(c) of the Code which will be “parachute payments” under Section 280G of the Code that are nondeductible to the Company or subject to Tax under Section 4999 of the Code.

(l)                                     The Company has no unfunded liabilities pursuant to any Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code.

(m)                             All contributions or premiums required to be made by the Company under the terms of each Benefit Plan or Employment Agreement or by ERISA, the Code or applicable Laws have in all material respects been made in a timely fashion in accordance with ERISA, the Code or applicable Laws and the terms of such Benefit Plan or Employment Agreement.

3.15.                     Intellectual Property and Information Security.

(a)                                 To the Knowledge of the Company, the Company owns, or is validly licensed or otherwise has the right to use all Intellectual Property reasonably necessary for the conduct of the business of the Company as currently conducted. No claims are pending or, to the Knowledge of the Company, threatened, (i) challenging the ownership, enforceability or validity of any Company Intellectual Property, or (ii) alleging that the Company is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property other than claims that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, no Person is violating, misappropriating or infringing any of the Company Intellectual Property.  To the Knowledge of the Company, the operation of the business of the Company as currently conducted does not infringe the Intellectual Property of any other Person, except for any such infringement that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for actions that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect, the Company takes and has taken commercially reasonable actions to maintain and preserve the Company Intellectual Property. To the Knowledge of the Company, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions shall impair or alter any of the Company’s rights in any Company Intellectual Property.  To the Knowledge of the Company, the Company has not received any written claim since December 31, 2011 alleging any infringement or violation of the Intellectual Property rights of any third party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The Company has (i) complied in all material respects with all applicable Laws relating to the privacy and personal information of, and the protection of data provided to the Company by, its current and prospective employees, independent contractors and customers and all other individuals about whom the Company has handled personal information, (ii) treated all such information in accordance with reasonable standard data security measures and its own published policies and procedures with respect to privacy, data security and data transfer, which policies and procedures are commercially reasonable and ensure that the Company is in compliance in all material respects with all applicable Laws, and (iii) contractually bound each contractor that has had access to such information to requirements substantially similar to those set forth in this Section 3.15(b).  To the Knowledge of the Company, computer services or other information technology assets of the Company that are material to its businesses do not contain any viruses, malicious code or other faults that, in each case, present a substantial risk that a Person would obtain unauthorized access to them. To the Knowledge of the Company, since December 31, 2011, there have been no (A) failures of computer services or other information technology assets that have caused disruptions that are material to the Company or any of its customers, (B) security breaches relating to violations of any security policy regarding or any unauthorized access of any data (including personal information), computer services or other information technology assets used in the business of the Company, (C) violations of any security policy regarding any such data, (D) instances of unauthorized access or unauthorized use of any data or (E) unintended or improper disclosures of any personally identifiable information in the possession, custody or control of the Company or a contractor or agent acting on behalf of the Company.

3.16.                     Subject Contracts.

(a)                                 The Company is not a party to or bound by any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that has not been filed or incorporated by reference as an exhibit to the Company SEC Documents. Except as set forth in Section 3.16(a) of the Company Disclosure Letter, (i) the Company is not in breach of or default under and no event has occurred that would constitute a default thereunder, with or without notice or lapse of time or both, in any material respect, the terms of any Subject Contract (as defined below), (ii) to the Knowledge of the Company, no other party to any Subject Contract is in breach of or default under, with or without notice or lapse of time or both, in any material respect, the terms of any such Subject Contract, (iii) each Subject Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except as such enforceability (x) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law)), (iv) the Company has not received any written notice or claim of default under any Subject Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Subject Contract and (v) the Company and, to the Knowledge of the Company, each other party to a Subject Contract, has performed in all material respects all material obligations required to be performed by it under each Subject Contract.

(b)                                 For purposes of this agreement, the term “Subject Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company is a party as of the date hereof (in each case, other than a Benefit Plan or an Employment Agreement):

(i)                                     Any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any limited liability company, partnership or joint venture or relating to the sharing of profits therefrom;

(ii)                                  Any Contract relating to (A) indebtedness for borrowed money in an amount in excess of $2,500,000 (whether incurred, assumed, guaranteed or secured by any asset), including any note, bond, debenture or other evidence of indebtedness issued by the Company, or any mortgage agreement, deed of trust, security agreement or purchase money agreement, but excluding any lease required to be capitalized under GAAP, or (B) any interest rate, currency or commodity derivatives or hedging transactions;

(iii)                               Any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or required to be disclosed by the Company in a Current Report on Form 8-K;

(iv)                              Any Contract that (A) materially limits or purports to materially limit the right of the Company or any of its Affiliates (other than stockholders of the Company prior to the Effective Time) to engage or compete in any line of business or to compete with any Person or operate in any location, (B) contains exclusivity obligations or similar restrictions binding on and material to the Company or that would be binding on and material to Parent or any of its Affiliates (other than the Company) immediately after the Closing, or (C) grants a most-favored nation status to any Person other than the Company, in a manner that is material to the business of the Company, taken as a whole, as conducted on the date hereof;

(v)                                 Any Contract that prohibits the pledging of the capital stock of the Company, prohibits the payment of dividends or distributions in respect of the capital stock of the Company or prohibits the issuance of any guaranty by the Company;

(vi)                              Any Contract or series of related Contracts, including any option agreement containing ongoing performance obligations of the Company, relating to the acquisition or disposition of any business, capital stock or all or substantially all of the assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise), other than any Contract entered into (i) prior to December 31, 2011 which contains no ongoing performance obligations on the part of the Company or (ii) in the ordinary course of business consistent with past practice and, in each case, that is not otherwise material to the business of the Company, taken as a whole, as conducted on the date hereof;

(vii)                           Any Contract pursuant to which the Company has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments, individually or in the aggregate, in excess of $100,000;

(viii)                        Any Contract under which the Company has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person, other than in the ordinary course of business;

(ix)                              Any Contract under which (A) any Person (other than the Company) has directly or indirectly guaranteed any liabilities or obligations of the Company, or (B) the Company has directly or indirectly guaranteed any liabilities or obligations of any Person (other than the Company), in each case other than endorsements or purpose of collection in the ordinary course of business;

(x)                                 Any Contract that is a material settlement, conciliation or similar agreement (A) that is with any Governmental Entity, (B) pursuant to which the Company is obligated after the date of this Agreement to pay consideration in excess of $50,000, or (C) that would otherwise materially limit the business or operations of the Company (or, to the Knowledge of the Company, Parent or any of its Affiliates from and after the Effective Time) as currently operated;

(xi)                              Any Contract that grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company;

(xii)                           Any Contract that is an operating lease of tangible personal property or any such lease required to be capitalized under GAAP (other than any such lease requiring annual payments of less than $50,000);

(xiii)                        Any Contract that is a material radio, television or newspaper advertising agreement (other than those that are or at the Closing Date will be terminable at will or upon not more than thirty (30) days’ notice by the Company without any liability or penalty except with respect to services rendered or products sold prior to the Closing);

(xiv)                       Any Contract that is a license agreement that is material to the business of the Company pursuant to which the Company is a party and licenses in Intellectual Property or licenses out Intellectual Property, other than license agreements for software that is generally commercially available without incurring aggregate expenses in excess of $50,000;

(xv)                          Any Contract with any stockholder, current or former officer or director or Affiliate of the Company;

(xvi)                       Any Employment Agreement that (A) is not terminable at will by the Company without any liability to the Company or (B) provides for severance payments in excess of $75,000;

(xvii)                    Any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or consummation of the Transactions;

(xviii)                 Any Contract that is a power of attorney, designation of agent or other Contract under which the Company has authorized another Person to enter into Contracts or incur obligations in the name of or on behalf of the Company;

(xix)                       Any Contract providing a warranty with respect to contractual performance extended other than in the ordinary course of business consistent with past practice;

(xx)                          Any Contract requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount that individually or in the aggregate is greater than $100,000; and

(xxi)                       Any Contract for the purchase by or from or the provision by or to the Company of materials, supplies, goods, services, equipment or other assets (including any Contract relating to the distribution or marketing of any of the foregoing by the Company), including any such Contract with a Governmental Entity, that is not terminable without material penalty on thirty (30) days’ notice by the Company which generates and is reasonably likely to generate, annual revenue for the Company of $200,000 or more, or pursuant to which the Company incurs, or is reasonably likely to incur, annual expenses in excess of $200,000 or more.

A true, complete and correct list of the Subject Contracts as of the date hereof is set forth in Section 3.16(b) of the Company Disclosure Letter. The Company has made available to Parent true, complete and correct copies of all of the Subject Contracts, including any amendments thereto, or, to the extent any such Subject Contract has not been reduced to writing, a summary of the material terms of such Subject Contract.

3.17.                     Properties.

(a)                                 Real Property.

(i)                                     The Company has (A) good and valid fee simple title to each parcel of real property owned by the Company (together with all improvements and fixtures located thereon or attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, the “Owned Real Property”), and (B) valid leasehold estates in all Leased Real Property, in each case free and clear of any Lien, other than Permitted Liens and as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Except as provided in Section 3.17(a) of the Company Disclosure Letter, the Company is not a lessor, sublessor or grantor under any lease, sublease or other similar written instrument which generates, or is reasonably likely to generate, annual revenue for the Company of $50,000 or more that grants to any other Person any material right to the possession, lease, occupancy or enjoyment of any material Owned Real Property, Leased Real Property or material portion thereof. Section 3.17(a)(i) of the Company Disclosure Letter contains a true, complete and correct list of all Owned Real Property.

(ii)                                  Except as set forth on Section 3.17(a)(ii) of the Company Disclosure Letter, (A) each Real Estate Lease is (x) legal, valid, binding, and enforceable against the Company and, to the Knowledge of the Company, against the applicable lessor and (y) in full force and effect in all material respects (except, in each case, as such enforceability (1) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (2) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law)); (B) the execution and delivery of this Agreement and the consummation of the Transactions does not require the consent of any other party to any Real Estate Lease and will not result in a breach of or default under any Real Estate Lease; (C) the Company’s possession and quiet enjoyment of the Leased Real Property under any Real Estate Lease has not been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to any Real Estate Lease; (D) neither the Company nor any other party to a Real Estate Lease is in breach or default under a Real Estate Lease in any material respect for which a notice of default has been given, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under a Real Estate Lease for which a notice describing such event or circumstance has been given; and (E) no Real Estate Lease requires the Company or any assignee or successor thereto to maintain a minimum net worth or a required level of net assets, whether individually or collectively with its Affiliates, or otherwise contains any covenants as to the lessee’s financial condition.  A true, complete and correct list of the Real Estate Leases is set forth in Section 3.17(a)(ii) of the Company

Disclosure Letter.  The Company has made available to Parent a true, complete and correct copy of each Real Estate Lease.

(b)                                 Personal Property.  Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company has title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on its business as is now being conducted, free and clear of all Liens, except for Permitted Liens.

3.18.                     Environmental Laws.  Except as set forth on Section 3.18 of the Company Disclosure Letter or as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (a)(i) the Company is in compliance, and since December 31, 2011, has been in compliance, in all material respects with all Environmental Laws and is in possession of, and in compliance in all material respects with, all Environmental Permits necessary for the conduct and operation of its business as currently conducted; (ii) all such Environmental Permits are in full force and effect; and no Action is pending, or to the Knowledge of the Company, threatened, to suspend, modify, amend or challenge any Environmental Permit; (iii) to the Knowledge of the Company, there is not now, and has not been since December 31, 2011, any Hazardous Substance used, generated, treated, released, or otherwise existing at, on, under or emanating from any Facility except in material compliance with applicable Environmental Laws; (iv) since December 31, 2011, the Company has not received any written notice of alleged, actual or potential responsibility for, or any written inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged material violation of, or material non-compliance with, any Environmental Law, including with respect to any Hazardous Substance located at any real property formerly owned, leased or operated by the Company (“Former Facilities”) or transported or disposed off-site by or on behalf of the Company, and, to the Knowledge of the Company, no such notice is threatened; (v) there are no Actions pending, or, to the Knowledge of the Company, threatened against the Company arising under Environmental Laws; (vi) the Company is not, and has not since December 31, 2011, been the subject of any Actions alleging any damages arising from the use of or exposure to any asbestos or asbestos containing products manufactured, used, distributed, or sold on or prior to the Closing by the Company; and (vii) to the Knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to (A) interfere with or prevent continued compliance by the Company with Environmental Laws and the requirements of Environmental Permits or (B) give rise to any liability or other obligation under any Environmental Laws; (b) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation or remediation activities or notice to or consent of any Governmental Entity or third parties pursuant to any Environmental Law; (c) the Company has delivered or made available to Parent copies of any material environmental assessments, reports, audits, studies, analyses, tests or monitoring possessed by or otherwise reasonably available to the Company pertaining to compliance with, or liability under, Environmental Laws relating to the Facilities, the Former Facilities or the Company; and (d) the Company has not paid any material fine, penalty or assessment within the past five (5) years with respect to any violation of Environmental Laws.  The representations and warranties made in this

Section 3.18 are the only representations of the Company with respect to Environmental Laws, Environmental Permits, Hazardous Substances and all other environmental matters.

3.19.                     Insurance Policies.  Section 3.19 of the Company Disclosure Letter contains a true, complete and correct list of all material policies of fire, liability, workers compensation, title and other forms of insurance owned or held by the Company (or its assets or business) with policy periods in effect as of the date hereof, and the Company has heretofore made available to Parent a true, complete and correct copy of all such policies.  Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company are in full force and effect and all premiums due and payable thereon have been paid, (b) the Company has not received any written notice that it is in breach or default of any of its insurance policies, and (c) the Company has not received any written notice of termination, cancellation, or non-renewal with respect to any such policy.

3.20.                     Labor and Employment Matters.

(a)                                 The Company (i) has not, in the United States, agreed to recognize any labor union or labor organization, nor has any labor union or labor organization, in the United States, been certified as the exclusive bargaining representative of any employees of the Company, (ii) is not a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement or other Contract with a labor union or labor organization in the United States, or (iii) as of the date hereof is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, is any such proceeding threatened, that would reasonably be expected to result in a material liability to the Company.

(b)                                 Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to result in a Company Material Adverse Effect, the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages, hours and overtime, withholding of taxes, Form I-9 matters, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.  There are no pending or, to the Knowledge of the Company, threatened labor disputes, strikes, lockouts, requests for representation, union organization attempts, slowdowns or work stoppages involving the employees of the Company, and since December 31, 2011, no such labor dispute, strike, lockout, request, attempt, slowdown or work stoppage has occurred.

(c)                                  Since December 31, 2011, the Company has not incurred any liability under, and has complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and similar state Laws (collectively, “WARN”).

3.21.                     Inventory.  All inventories are valued in the financial statements included in the Company SEC Documents in accordance with GAAP.

3.22.                     Related Party Transactions.  No present director, officer or Affiliate of the Company (each of the foregoing, a “Related Party”) (a) is, or since December 31, 2011, has been, a party to any transaction, Contract or understanding with or binding upon the Company or any of its properties or assets (other than employment agreements), nor are there any of the foregoing currently proposed to the Company’s audit committee, or (b) has any interest in any property owned by the Company, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (a “Related Party Transaction”) that has not been so disclosed. Any Related Party Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms and conditions as were at least as favorable to the Company as would have been obtainable by the Company in a similar transaction with an unaffiliated third Person.

3.23.                     Vote Required; Takeover Statutes.  Except for the Stockholder Approval and the occurrence of the Shareholder Advisory Vote, no other vote or consent of the holders of any Equity Interests of the Company is required by any Takeover Statute or by the articles of incorporation or bylaws of the Company to approve and adopt the Merger, this Agreement or the other Transactions.  Assuming the accuracy of the representations and warranties contained in Section 4.4, the Company Board has taken all necessary actions so that the restrictions of any Takeover Statute are not applicable to this Agreement, the Merger and the other Transactions.

3.24.                     Rights Plan.  The Company has taken all necessary action so that (a) the Rights Plan shall not be applicable to this Agreement or the consummation of the Transactions and (b) neither the execution and delivery of this Agreement nor the consummation of the Transactions will cause (i) the rights granted under the Rights Plan to become exercisable or (ii) the grant of any new rights under the Rights Plan.

3.25.                     Opinion of Financial Advisor.  The Company Board has received the opinion of William Blair & Company, L.L.C., financial advisor to the Company Board, to the effect that, as of the date hereof, and subject to the limitations and assumptions set forth in such opinion, the Per Share Merger Consideration is fair to the Company’s stockholders from a financial point of view.

3.26.                     Brokers.  No broker, investment banker, financial advisor, broker, finder, intermediary or other Person, other than William Blair & Company, L.L.C., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. True, complete and correct copies of all agreements between the Company and William Blair & Company, L.L.C. concerning this Agreement and the Transactions, including any fee arrangements, have been previously provided to Parent.

3.27.                     Exclusivity of Representations.  The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the

Company. The Company hereby disclaims any other express or implied representations or warranties (including any warranty of merchantability or fitness for a particular use).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby jointly and severally represent and warrant to the Company as follows:

4.1.                            Organization.  Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and having all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Kansas and having all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign organization and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger.  Parent has made available to the Company true, correct and complete copies of the certificate of formation and the limited liability company agreement of Parent and the articles of incorporation and bylaws of Merger Sub, as currently in effect, and neither Parent or Merger Sub is in violation of any provision of such documents.

4.2.                            Authority.

(a)                                 Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the Merger and the other Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and of the other Transactions have been duly authorized by all necessary actions on the part of each of Parent and Merger Sub, and no other action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                 The Escrow Agreement has been duly executed and delivered by the Limited Guarantor and (assuming the valid authorization, execution and delivery of the Escrow Agreement by the Company and the Escrow Agent) constitutes a valid and binding obligation of the Limited Guarantor enforceable against the Limited Guarantor in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3.                            Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals set forth in Section 4.3 of the Parent Disclosure Letter, as may result from any facts or circumstances related to the Company or as may be required under, and other applicable requirements of, the Exchange Act, the KGCC, the rules and regulations of NASDAQ, state securities Laws, and other relevant authorities of jurisdictions in which the Company is qualified to do business, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Transactions will (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub, (b) require Parent or Merger Sub to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (d) require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or (e) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, with such exceptions, in the case of each of clauses (b) through (e), as would not be reasonably expected, individually or in the aggregate, to prevent or materially delay or impede the consummation of the Merger or any of the other Transactions.

4.4.                            Capitalization; Ownership of Common Stock.

(a)                                 As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $1.00 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has no Subsidiaries.

(b)                                 As of the date of this Agreement, no shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent or Merger Sub, and neither Parent nor Merger Sub holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement.  None of Parent, Merger Sub or any of their Affiliates has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 17-12,101 of the KGCC.

4.5.                            Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives.

4.6.                            Litigation.  As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the consummation of the Merger or any of the other Transactions. None of Parent or any of its Subsidiaries (including Merger Sub) is subject to or bound by any Order that would reasonably be expected, individually or in the aggregate, to prevent or materially delay or impede the consummation of the Merger or any of the other Transactions.

4.7.                            Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of the Merger, Merger Sub has not conducted any business prior to the date hereof and Merger Sub has no, and prior to the Effective Time will not have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions, including the Financing.

4.8.                            Financing.

(a)                                 Parent has delivered to the Company true, complete and correct copies (including all exhibits, schedules, annexes and amendments thereto) of (i) an executed commitment letter, dated as of the date hereof, between Parent and the Limited Guarantor (the “Equity Commitment Letter”), pursuant to which (but subject to the terms and conditions of which) the Limited Guarantor has committed to invest in Parent the cash amount as set forth therein (the “Equity Financing”), (ii) (A) an executed commitment letter, dated as of the date hereof, between Merger Sub and Wells Fargo Bank, National Association (the “WF Debt Commitment Letter”) and (B) an executed commitment letter, dated as of the date hereof, between Merger Sub and GB Credit Partners, LLC (the “GB Debt Commitment Letter” and, together with the WF Debt Commitment Letter, the “Debt Commitment Letters”; the Debt Commitment Letters and the Equity Commitment Letter are collectively referred to herein as the “Financing Letters”), pursuant to which (but subject to the terms and conditions of which) the counterparties thereto have committed to lend the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”), in each case, for the purpose of funding the Transactions, and (iii) the fee letters related to the Debt Commitment Letters (the “Fee Letters” and, together with the Debt Commitment Letters, the “Debt Financing Letters”); provided, that provisions in the Fee Letters related to fees, pricing, “flex” terms relating to fees and pricing, “securities demand”, thresholds, caps and other items not affecting conditionality or the principal amount of funds available under the Debt Commitment Letters have been redacted.  The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof.

(b)                                 The amount of funds to be provided pursuant to the Financing Letters, if funded in accordance with the terms of the Financing Letters, will be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of (i) the aggregate Per Share Merger Consideration to all holders of Shares (other than any Share owned by the Company or by Parent or Merger Sub), including the amounts payable pursuant to Section 2.8, (ii) any and all fees and expenses required to be paid at the Closing by Parent, Merger Sub or the Surviving Corporation, in connection with the Merger and the Financing and (iii) any other amounts required to be paid in connection with the consummation of the Transactions (collectively, the amounts described in clauses (i) through (iii), the “Financing Uses”).  There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in or contemplated by the Financing Letters or this Agreement.  Other than the Debt Financing Letters, as of the date hereof, neither Parent nor Merger Sub is party to any agreement with, or has any other arrangement or understanding with, any Financing Source.

(c)                                  As of the date hereof, the Financing Letters are in full force and effect.  As of the date hereof, Parent has not amended, modified, supplemented or waived any of the conditions or contingencies to funding contained in the Financing Letters (including definitive agreements related thereto) or any other provision of, or remedies under, the Financing Letters (including definitive agreements related thereto). As of the date hereof, each of the Financing Letters, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent and Merger Sub, the other parties thereto. As of the date hereof, neither the Limited Guarantor nor any Financing Source has notified Parent or Merger Sub of its intention to terminate any of the Financing Letters or not to provide the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both (i) would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any of the other parties thereto, under the Financing Letters, (ii) would result in a failure of any condition to the obligations of the parties to the Financing Letters, or (iii) to the Knowledge of Parent or Merger Sub, would otherwise result in any portion of the Financing to be unavailable.  As of the date hereof, neither Parent nor Merger Sub has reason to believe that it would be unable to satisfy on a timely basis any term or condition of the commitments required to be satisfied by it with respect to the Financing.  As of the date hereof, neither Parent nor Merger Sub nor any Affiliate thereof is a party to any side letters or other Contracts related to and that could affect the availability of the Financing other than the Debt Financing Letters.  As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Financing Letters.

4.9.                            Solvency.  Assuming (i) the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and (ii) the accuracy, in all material respects, of the representations and warranties of the Company set forth in Article III and any other certificate or document delivered in connection herewith as of the Effective Time, at and immediately after the Effective Time, after giving effect to the Transactions (including the Financing, any alternative financing, the payment of the aggregate Per Share Merger Consideration and any amounts payable pursuant to Section 2.8, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses), Parent and the Surviving Corporation, taken as a whole, will be Solvent.

4.10.                     Limited Guaranty. Concurrently with the execution of this Agreement, the Limited Guarantor has delivered to the Company the duly executed Limited Guaranty.  The Limited Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the Limited Guarantor, except that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).  As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Limited Guarantor under the Limited Guaranty.

4.11.                     Absence of Certain Agreements.  Neither Parent nor any of its Affiliates has entered into any Contract pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company (a) agrees to vote to adopt this Agreement or the Merger or (b) agrees to vote against any Superior Proposal.

4.12.                     Management Agreements. Other than this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Transactions or the operations of the Surviving Corporation after the Effective Time.

4.13.                     Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

4.14.                     Exclusivity of Representations.  The representations and warranties made by Parent and Merger Sub in this Article IV are the exclusive representations and warranties made by Parent and Merger Sub. Each of Parent and Merger Sub hereby disclaims any other express or implied representations or warranties with respect to itself.

4.15.                     Acknowledgment of Disclaimer of Other Representations and Warranties.  Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III and any certificate delivered hereunder, (I) the Company is not making, and has not made, any representation or warranty, express or implied (including any implied warranty of merchantability or fitness for a particular use), relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty, express or implied, except for those expressly set forth in Article III and any certificate delivered hereunder, and (II) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity.

ARTICLE V

Covenants

5.1.                            Conduct of Business by the Company Pending the Merger.  Except (1) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to Sections 5.1(a) and 5.1(b), for which consent may be withheld in Parent’s sole discretion)), (2) as required by applicable Law, (3) as expressly required by this Agreement or (4) as otherwise set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with Article VII), the Company shall carry on its business in all material respects in the ordinary course consistent with past practice.  To the extent consistent with the foregoing and except as otherwise consented to in writing by Parent, the Company shall use reasonable best efforts to preserve its assets and properties, preserve its business organizations intact, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, suppliers, employees and business associates in all material respects in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, and except as (i) required by applicable Law, (ii) expressly required by this Agreement or (iii) otherwise set forth in Section 5.1 of the Company Disclosure Letter, during such period, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to Sections 5.1(a) and 5.1(b), for which consent may be withheld in Parent’s sole discretion)):

(a)                                 (i) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock or Equity Interests or (ii) split, combine or reclassify any of its capital stock or Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or Equity Interests or redeem, purchase or otherwise acquire or offer to redeem any of its capital stock or Equity Interests;

(b)                                 authorize for issuance, issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares or interests, voting securities or convertible securities, other than the issuance of Shares pursuant to (i) Company Stock Options outstanding as of the date hereof previously issued under the Company Stock Incentive Plans or (ii) the exchange of Shares for all (but not less than all) exercisable rights under the Rights Plan;

(c)                                  amend the articles of incorporation or bylaws of the Company;

(d)                                 other than transactions that would be permissible under clause (e) below, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or all or a substantial portion of the assets of any Person (or business or division thereof);

(e)                                  make or agree to make any capital expenditure in an amount that exceeds $1,000,000 in the aggregate, other than any capital expenditure contemplated by the Company’s availability model as of the date of this Agreement (a true, complete and correct copy of which has been previously provided to Parent);

(f)                                   other than in the ordinary course of business, transfer, assign, sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, assign, sell, lease, license, encumber or otherwise dispose of, or engage in any sale-leaseback transaction or agree to any such transaction with respect to, (i) any entity or material assets or (ii) any Owned Real Property;

(g)                                  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantee thereof, other than (i) indebtedness incurred in the ordinary course of business and consistent with past practice under the Revolving Credit Agreement and (ii) capital leases incurred after the date hereof in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $250,000 at any one time outstanding;

(h)                                 other than in the ordinary course of business (including, for the avoidance of doubt, in connection with a capital expenditure permitted to be made pursuant to Section 5.1(e)), enter into, amend, modify or terminate, or grant any waiver under, any Subject Contract or any Contract that would constitute a Subject Contract if entered into prior to the date hereof (other than the expiration or renewal of any Subject Contract in accordance with its terms);

(i)                                     enter into any lease of any real property, except any renewals or replacements of existing leases in the ordinary course of business consistent with past practice; provided, that Parent’s prior written consent will be required with respect to the renewal of any lease (i) listed on Section 5.1 of the Company Disclosure Letter or (ii) with respect to a distribution center or warehouse, such consent not to be unreasonably withheld or delayed with respect to the renewal of any lease listed on Section 5.1 of the Company Disclosure Letter;

(j)                                    enter into, amend, modify or terminate, or grant any waiver under, any Related Party Transaction, other than in the ordinary course of business and on terms that as a whole are no less favorable to the Company than terms that would be obtained from an unaffiliated third party;

(k)                                 other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than advances to employees (other than the Company’s officers and directors) in respect of travel or other related ordinary expenses or in the ordinary course of business, advances of expenses to officers and directors as permitted by the Company’s bylaws and any indemnification agreements to which the Company is a party or extensions of credit to customers in the ordinary course of business;

(l)                                     except as may be required by concurrent changes in GAAP or applicable Law or as disclosed in the Company SEC Documents, make any change in its principles, practices, procedures and methods of financial or Tax accounting that would be material to the Company’s financial statements;

(m)                             merge or consolidate the Company with and into any other Person;

(n)                                 adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(o)                                 settle, release, waive or compromise any pending or threatened Action of or against the Company (i) requiring payment by the Company of an amount in excess of $25,000 in the aggregate, (ii) entailing the incurrence of any material obligation or liability of the Company, including costs or revenue reductions or obligations that would impose material restrictions on the business or operations of the Company, or (iii) that imposes any non-monetary relief that would be material to the Company;

(p)                                 other than in the ordinary course of business, enter into any Contract or other binding obligation of the Company containing (i) any material restriction on the right of the Company to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (ii) any provisions granting “most favored nation” status, in a manner that is material to the business of the Company, or (iii) a non-competition provision restricting the Company in a material manner;

(q)                                 (i) increase the compensation (including contingent compensation entitlements, such as severance pay) of any current director, officer, employee or consultant of the Company, except for increases in base salary or wages, annual bonus targets, hourly wage rate and benefits (including in connection with promotions or other changes in job status) for non-officer employees in the ordinary course of business consistent with past practice and in any event not to exceed, in the aggregate, three percent (3%) of any such individual’s total compensation, (ii) adopt any new employee benefit plan or arrangement, or amend, modify or terminate any existing Benefit Plan or Employment Agreement, in each case for the benefit of any current or former director, officer, employee or consultant of the Company, other than (x) to avoid the imposition of any excise tax under Section 4999 of the Code, (y) as required to cause such plans or agreements to not be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to not result in the application of the additional tax thereunder (provided, that any such amendment does not materially expand the benefits to be received thereunder), or (z) as permitted in clause (i) hereof, (iii) enter into any employment, severance, retention, incentive or special pay agreement or arrangement with any employees of the Company, (iv) make any new equity awards to any director, officer, employee or consultant of the Company, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, compensation or benefits under, any Benefit Plan or Employment Agreement, (vi) enter into any collective bargaining agreements or (vii) hire any (A) employee with an annual base salary in excess of $100,000 or (B) management-level employee with responsibility for selecting and purchasing merchandise for the Company; except, in the case of each of clauses (i) through (vi), to the extent required by applicable Law, applicable Tax qualification requirements, this Agreement, or any Benefit Plan, Employment Agreement or other agreement in effect on the date of this Agreement;

(r)                                    (i) make any material Tax election or take any material position on a material Tax Return filed after the date of this Agreement or adopt any material method of accounting therein that is inconsistent with elections made, positions taken or methods of accounting used in preparing or filing similar returns in prior periods, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return that would result in a material change in Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax liability, or (vi) consent to any waiver of a statute of limitation with respect to any material Tax Return;

(s)                                   enter into any new line of business outside of its existing business;

(t)                                    other than in the ordinary course of business consistent with past practice, terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or its properties which is not replaced by a comparable amount of insurance coverage;

(u)                                 change fiscal years; or

(v)                                 authorize, agree or commit to do any of the foregoing.

5.2.                            Stock Exchange De-listing.  Each of the Company and Parent shall take such actions reasonably required to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

5.3.                            Solicitation.

(a)                                 Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, the Company and its Representatives shall have the right, directly or indirectly, to (i) solicit, initiate, facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal, including by way of providing access to the directors, officers, employees, agents, properties, books and records of the Company and access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that to the extent that any such non-public information concerning the Company is provided or made available to any Person that was not previously provided or made available to Parent, such information is provided or made available to Parent prior to or substantially concurrently therewith (and in any event within two (2) Business Days thereof); and (ii) engage in, continue, enter into and maintain discussions or negotiations with respect to Acquisition Proposals, or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations.  For purposes of this Agreement, “Solicitation Period End-Date” means 11:59 p.m. (Eastern Time) on August 24, 2013.

(b)                                 Except as expressly permitted by this Section 5.3(b) or Section 5.3(c), (x) the Company shall, and shall cause its Representatives to, on the Solicitation Period End-Date, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposals or any proposal reasonably likely to result in an Acquisition Proposal (and the Company shall request that all copies of all non-public information it or its Representatives have distributed or made available since the date hereof to Persons in connection with their consideration of any Acquisition Proposal (other than with respect to Parent and its Affiliates), be promptly destroyed or returned to the Company (subject to the exceptions set forth in any Acceptable Confidentiality Agreement entered into with such Persons)) and cause any physical or virtual data room to no longer be accessible to or by any Person other than Parent and its Affiliates; and (y) from the Solicitation Period End-Date until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause its Representatives not to, directly or indirectly:

(i)                                     initiate, solicit or knowingly encourage, facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(ii)                                  engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or provide any non-public information or data to any Person relating to the Company, or afford to any Person access to the directors, officers, business, properties, assets or personnel of the Company;

(iii)                               enter into any other acquisition agreement, merger agreement or similar definitive agreement, letter of intent, memorandum of understanding or agreement in principle with respect thereto or any other agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”); or

(iv)                              otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, other than, in each case, to request information from the Person making any such proposal or offer for the sole purpose of the Company Board informing itself about the proposal or offer that has been made and the

Person that made it or to notify any Person of the Company’s obligations under this Section 5.3.

Notwithstanding the foregoing, the Company may (a) continue to provide access to non-public information and delay its request to destroy or return non-public information, (b) maintain any physical or virtual data room for access and (c) continue to take any of the actions described in clauses (i), (ii), (iii) and (iv) above from and after the Solicitation Period End-Date, in each case, solely with respect to any Excluded Party until the earlier of (x) 12:01 a.m. on September 8, 2013, and (y) the date on which the Company certifies to Parent in writing that it is not engaged in discussions with any Excluded Party (the “Cut-Off Date”).  The Company shall, and shall cause its Representatives to, on the Cut-Off Date, take the actions set forth above with respect to the return or destruction of non-public information held by any Excluded Party and cause any physical or virtual data room then available to any Excluded Party to no longer be accessible by any Excluded Party.  “Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End-Date constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Date and prior to the termination of this Agreement) (including, with respect thereto, their Representatives) from whom the Company or any of its Representatives has received prior to the Solicitation Period End-Date a written Acquisition Proposal that the Company Board determines in its good faith judgment (such determination to be made no later than two (2) Business Days after the Solicitation Period End-Date), after consultation with its independent financial advisor and outside counsel, is bona fide and is, or would reasonably be expected to result in, a Superior Proposal.  For purposes of clarification, following the occurrence of the Cut-Off Date, the restrictions contemplated by this Section 5.3(b) and Section 5.3(c) shall be applicable with respect to Excluded Parties.

(c)                                  From and after the date of this Agreement, the Company shall promptly notify Parent orally (and then in writing within (I) two (2) Business Days, if before the Solicitation Period End Date or, if applicable pursuant to this Section 5.3, the Cut-Off Date, or (II) 48 hours, if after such date) after it has received any request for discussions or negotiations, any request for access to the properties or books and records of the Company of which the Company or any of its Representatives is or has become aware, or any request for information relating to the Company, in each case, in connection with an Acquisition Proposal or any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal or a potential Acquisition Proposal or any amendments to the financial or material terms of the foregoing.  Such notice to Parent shall indicate the identity of the Person making such proposal or request and the material terms and conditions of such proposal, if any.  From and after the date of this Agreement, the Company shall keep Parent informed on a prompt basis (and in any event within (1) two (2) Business Days, if before the Solicitation Period End Date or, if applicable pursuant to this Section 5.3, the Cut-Off Date, or (2) 48 hours, if after such date) of the status of any significant developments, discussions or negotiations regarding any such Acquisition Proposal or any change to the financial or material terms of any such Acquisition Proposal, including by providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, regarding any such Acquisition Proposal within (i) two (2) Business Days, if before the Solicitation Period End Date or, if applicable pursuant to this Section 5.3, the Cut-Off Date, or (ii) 48 hours, if after such date, after the receipt thereof, and the Company shall not enter into any Contract with any Person subsequent to the date of this Agreement, and the Company neither is nor shall become party to any Contract, in each case, that prohibits the Company from providing such information to Parent.  Notwithstanding Section 5.3(b), but without limiting the actions permitted by Sections 5.3(a) and 5.3(b) and subject to complying with Section 5.3(b), if, prior to the time the Stockholder Approval is obtained, the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a breach of a material provision of this Section 5.3 and that the Company Board concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, (x) the Company and its Representatives may provide access and non-public information with regard to the Company in response to a request therefor by such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided, that the Company shall promptly (but in any event within (A) two (2) Business Days, if before the Solicitation Period End Date or, if applicable pursuant to this Section 5.3, the Cut-Off Date, or (B) 48 hours, if after such date) make available to Parent and Merger Sub any non-public information concerning the Company that is provided to any Person given such access which was not previously made available to Parent or Merger Sub; and provided, further, that the Company shall not enter into any Contract with any Person subsequent to the date of this Agreement, and the Company neither is nor shall become party to any Contract, in each case, that prohibits the Company from providing such information to Parent; and (y) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person; in each case, provided, that the Company Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such action described in the foregoing clauses (x) or (y) would be inconsistent with its fiduciary duties under applicable Law.

(d)                                 Except as set forth in this Section 5.3(d), neither the Company Board nor any committee thereof shall withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in any manner adverse to Parent, the Company Recommendation with respect to the Merger, make any public statement in connection with the Company Recommendation or in reference to an Acquisition Proposal that is inconsistent with the Company Recommendation and in any manner adverse to Parent, fail to include the Company Recommendation in the Proxy Statement, or, in the event of a tender offer or exchange offer for any outstanding Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by its stockholders shall constitute a failure to recommend against any such offer), or adopt, approve or recommend or otherwise declare advisable, or publicly propose to adopt, approve or recommend an Acquisition Proposal (any of the foregoing actions or any actions described in the proviso to Section 5.3(e), in each case whether taken by the

Company Board or any committee thereof, a “Change of Recommendation”), or cause or permit the Company to enter into any Alternative Acquisition Agreement, or fail to make or reaffirm the Company Recommendation within five (5) Business Days following Parent’s written request to do so following receipt of an Acquisition Proposal (provided that Parent may make only one (1) such request). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may effect a Change of Recommendation (and, in the case of the following clause (y), terminate this Agreement pursuant to Section 7.3(a), enter into an Alternative Acquisition Agreement and pay the Termination Fee to Parent pursuant to Section 7.5(b)(ii)) if (x) an event, fact, development or occurrence affecting the business, assets or operations of the Company (but not relating to an Acquisition Proposal) that was neither known nor reasonably foreseeable to the Company Board as of the date of this Agreement becomes known to the Company Board (an “Intervening Event”), or (y) if the Company receives an Acquisition Proposal that is a written offer capable of acceptance that the Company Board concludes in good faith, after consultation with its independent financial advisor and outside counsel, constitutes a Superior Proposal; provided, that, in order to effect a Change of Recommendation under either clause (x) or (y) or terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal:

(i)                                     the Company Board shall have concluded, in good faith and after consultation with its independent financial advisor and outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law;

(ii)                                  the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance of making such Change of Recommendation or such termination (such period, the “Negotiation Period”), advising Parent of the intention to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.3(a), which notice shall specify in detail the basis for the Change of Recommendation or termination and, in the case of a Superior Proposal, shall specify the identity of the party making such Superior Proposal and the material terms thereof and shall include copies of the final forms (or the most current versions) of all relevant documents relating to such Superior Proposal;

(iii)                               during the Negotiation Period, the Company shall have negotiated, and shall have used reasonable best efforts to cause its Representatives to negotiate, with Parent in good faith with respect to changes to the terms and conditions of this Agreement or the Transactions (or as to any other proposals made by Parent); and

(iv)                              after so negotiating with Parent during the Negotiation Period, the Company Board shall have considered in good faith any and all written offers (that are capable of being accepted) to change this Agreement and the Transactions from Parent (or other written offers made by Parent that are capable of being accepted), and shall have concluded, after consultation with its independent financial advisor and outside legal counsel, (A) in the event the Company Board’s determination pursuant to clause (d)(i) above is in response to a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal even if such changes or other proposals were to be given effect, provided that, if any amendment or revision that is not insignificant or ministerial in nature is made to the Acquisition Proposal (including any revision or change to any pricing terms) that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent with respect to each successive such amendment or revision and to comply with the requirements of this Section 5.3 (including Section 5.3(e)) with respect to such new written notice and the Negotiation Period shall recommence (provided, however, that for each such successive amendment or revision and successive written notice, the Negotiation Period shall be four (4) Business Days), or (B) in the event the Company Board’s determination pursuant to clause (d)(i) above is in response to an Intervening Event, that such changes would not obviate the need for a Change of Recommendation in response to such Intervening Event.

(e)                                  Nothing in this Agreement shall prohibit the Company Board from (i) taking or disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or, upon determination by the Company that such a statement is required under applicable Law, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, shall not in and of itself constitute a Change of Recommendation); provided, that any disclosure of a position contemplated by Rule 14e-2(a) under the Exchange Act other than (A) a “stop, look and listen” communication limited solely to the type contemplated by Rule 14d-9 under the Exchange Act, (B) any express rejection of any applicable Acquisition Proposal or (C) any express reaffirmation of its recommendation to its stockholders in favor of the Merger, shall be deemed to be a Change of Recommendation.

(f)                                   No Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Statute to be applicable to the Merger or the other Transactions.

(g)                                  The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any director or officer of, or any investment banker, financial advisor or attorney to, the Company, directly or indirectly, shall be deemed to be a breach of this Section 5.3 by the Company.

5.4.                            Stockholder Approval; Proxy Statement.

(a)                                 The Company shall take all action necessary in accordance with the KGCC and the Company’s articles of incorporation and bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting upon the adoption of this Agreement and holding the Shareholder Advisory Vote.  The Company shall cause the Stockholder Meeting to be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement; provided, that such date is in accordance with applicable Law and NASDAQ rules and the Company’s articles of incorporation and bylaws.  The notice of such Stockholder Meeting shall state that a resolution to adopt this Agreement, a resolution to adjourn the Stockholder Meeting and a resolution regarding the Shareholder Advisory Vote will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent.

(b)                                 Subject to Parent’s and Merger Sub’s timely performance of their obligations under this Section 5.4, the Company shall, as promptly as reasonably practicable after the date of this Agreement and in any event no later than fifteen (15) Business Days after the date hereof, prepare and file a preliminary Proxy Statement with the SEC.  Subject to Parent’s and Merger Sub’s timely performance of their obligations under this Section 5.4, the Company shall respond to any comments of the SEC or its staff with respect to the Proxy Statement and use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable. The Company shall recommend (subject to Section 5.3(d)) that the stockholders of the Company adopt this Agreement and the Transactions (including the Merger) in accordance with Section 17-6701 of the KGCC (the “Company Recommendation”) at the Stockholder Meeting, and the Company shall include the Company Recommendation in the Proxy Statement (subject to Section 5.3(d)), and, subject to Section 5.3(d), shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and the Transactions (including the Merger).

(c)                                  Parent and Merger Sub shall cooperate with the Company in the preparation of the Proxy Statement.  The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall promptly supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.  Each of the Company, Merger Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.  No filing of, or amendment or supplement to, or correspondence to the SEC or its staff, with respect to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and propose comments on the Proxy Statement, and the Company shall not unreasonably refuse to include any comments proposed by Parent in any such document or response.

(d)                                 As promptly as practicable, and in no event more than two (2) Business Days, after the later of (x) the Solicitation Period End Date or, if applicable pursuant to Section 5.3, the Cut-Off Date and (y) the date on which the SEC has informed the Company that it has no further comments with respect to the Proxy Statement (or, if the SEC has not informed the Company that it intends to review the Proxy Statement, after the expiration of the applicable period for comments from the SEC), the Company shall calculate the Excess Availability and shall provide Parent with the results of such calculation (the date of such calculation, the “Initial Availability Determination Date”).

(i)                                     If, on the Initial Availability Determination Date, the Excess Availability is greater than or equal to the Applicable Minimum Excess Availability, the Company shall, as promptly as practicable thereafter, file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to the holders of shares of Common Stock.

(ii)                                  If the Initial Availability Determination Date occurs (A) not more than five (5) calendar days before or after a particular Minimum Excess Availability Determination Date or (B) at any time after December 6, 2013, and if, on the Initial Availability Determination Date, the Excess Availability is less than the Applicable Minimum Excess Availability, Parent shall be entitled to exercise its right to terminate this Agreement in accordance with Section 7.4(c) within two (2) Business Days after receipt of such calculation of Excess Availability; provided, that if Parent fails to exercise such termination right within such two (2) Business Day period, the Company shall, as promptly as practicable thereafter, file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to the holders of shares of Common Stock.

(iii)                               If the Initial Availability Determination Date occurs on a date that is (A) not within five (5) calendar days of any Minimum Excess Availability Determination Date and (B) prior to November 26, 2013, and if, on the Initial Availability Determination Date, the Excess Availability is less than the Applicable Minimum Excess Availability, the Company shall recalculate Excess Availability on the next Minimum Excess Availability Determination Date (the date of such recalculation, the “Subsequent Availability Determination Date”); provided, that if, within two (2) Business Days after Parent’s receipt of such calculation of Excess Availability on the Initial Availability Determination Date, Parent waives in writing its right under this Section 5.4(d)(iii) to require the Company to recalculate Excess Availability on the Subsequent Availability Determination Date, the Company shall, as promptly as practicable thereafter, file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to the holders of shares of Common Stock.

(iv)                              If the Company is required to recalculate Excess Availability on the Subsequent Availability Determination Date, then, on the Subsequent Availability Determination Date, the Company shall calculate the Excess Availability and shall provide Parent with the results of such calculation.  If, on the Subsequent Availability Determination Date, the Excess Availability is greater than or equal to the Applicable Minimum Excess Availability, the Company shall, as promptly as practicable thereafter, file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to the holders of shares of Common Stock.  If, on the Subsequent Availability Determination Date, the Excess Availability is less than the Applicable Minimum Excess Availability, Parent shall be entitled to exercise its right to terminate this Agreement in accordance with Section 7.4(c) within two (2) Business Days after receipt of such calculation of Excess Availability; provided, that if Parent fails to exercise such termination right within such two (2) Business Day period, the Company shall, as promptly as practicable thereafter, file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to the holders of shares of Common Stock.

(v)                                 Notwithstanding anything to the contrary in this Section 5.4, in no event shall the Company be obligated to file the definitive Proxy Statement with the SEC or cause such Proxy Statement to be mailed to the holders of shares of Common Stock before the date that is three (3) Business Days after the later of (A) the Solicitation Period End Date or, if applicable pursuant to Section 5.3, the Cut-Off Date and (B) the date on which the SEC has informed the Company that it has no further comments with respect to the Proxy Statement (or, if the SEC has not informed the Company that it intends to review the Proxy Statement, the expiration of the applicable period for comments from the SEC).

(e)                                  Each of Parent and Merger Sub agrees to advise the Company as promptly as reasonably practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission.  Parent and Merger Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its Affiliates, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

(f)                                   The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to supplement the Proxy Statement with the information needed to correct such inaccuracy or omission.  The Company will furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable Law after the mailing thereof to stockholders of the Company.

5.5.                            Rights Plan.  The Company shall cause the Rights Plan to terminate upon the Effective Time, without payment of any amounts to any holder thereof.  Prior to the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, except simultaneously with or, if required under the Rights Plan, immediately prior to a valid termination of this Agreement pursuant to and in connection with Section 7.3(a), the Company shall not (a) terminate the Rights Plan, (b) other than as expressly permitted by Section 5.1(b)(ii), redeem any rights or interests granted thereunder, (c) waive or amend any provision thereof adverse to Parent or (d) exempt any Person from the Rights Plan.

5.6.                            Reasonable Best Efforts; Filings; Other Actions.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, including the Merger, (ii) obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Parent in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws and (B) any other applicable Law.  Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Merger Sub regarding the Financing or any other financing for the Transactions shall be governed exclusively by Sections 5.13 and 5.14, and not this Section 5.6.

(b)                                 Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement shall require or obligate Parent or any of its Affiliates to, and the Company shall not, without the prior written consent of Parent: (i) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any authorization, consent, order, registration or approval; or (ii) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of Parent, the Company, or any of their respective Affiliates, or any interest or interests therein.

(c)                                  Each of the Company, Parent and Merger Sub shall (i) subject to any restrictions under any applicable Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Entity in respect of any registrations, declarations and filings, (iii) unless required by applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by applicable Law or such

Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iv) subject to any restrictions under any applicable Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding any sensitive information with respect to any individual who is an officer, director, employee or equity holder in Parent or any of its Affiliates and any documents and communications which are subject to preexisting confidentiality agreements, the attorney client privilege or work product doctrine), and (v) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby.

(d)                                 The Company shall keep Parent and Merger Sub informed, on a reasonably prompt basis, of any events, discussions, notices or changes with respect to any Tax, criminal or regulatory investigation or other Action involving the Company, and shall reasonably cooperate with Parent and Merger Sub and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or Action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

(e)                                  The Company agrees to use its reasonable best efforts to take, or cause to be taken all actions and do, or cause to be done, all things reasonably necessary, proper, or advisable to reasonably cooperate with Parent and Merger Sub to facilitate the transfer of Owned Real Property or other assets to one or more Affiliates of Parent or Merger Sub immediately following the Effective Time; provided, that (i) nothing in this Section 5.6(e) shall require the Company to transfer any Owned Real Property or other assets prior to the Effective Time, and (ii) Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs, or expenses suffered in connection with the actions required by this Section 5.6(e).

5.7.                            Access and Reports.

(a)                                 Subject to applicable Law, from and after the date of this Agreement to the Effective Time, upon reasonable notice, the Company shall (i) afford to Parent, Merger Sub and each of their Representatives, reasonable access, during normal business hours and in a manner not materially disruptive to the business or operations of the Company, to its officers, employees, properties, offices and other facilities, books, contracts and records and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company as Parent, Merger Sub or their Representatives may reasonably request and as is not materially disruptive to the business or operations of the Company; provided, that

(x) no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company herein, and (y) the foregoing shall not require the Company (I) to permit any inspection, or to disclose any information that would violate applicable Law or any of its obligations with respect to confidentiality so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to allow such inspection or disclosure or (II) to disclose any information of the Company that would waive the protection of attorney-client privilege if the Company shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.  No investigation made pursuant to this Section 5.7(a) shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.  The Confidentiality Agreement shall apply with respect to information furnished by the Company and its Representatives hereunder.  To the extent that Wells Fargo Bank, National Association has the capacity as the lender under the Revolving Credit Facility to undertake any new appraisals or field exams with respect to the assets or inventory of the Company, any such appraisals or field exams will be provided promptly to Parent.

(b)                                 The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be, in the reasonable judgment of such party, material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced or, to such party’s Knowledge, threatened against, relating to or otherwise affecting such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the Transactions (“Transaction Litigation”) or (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by the other party or the occurrence or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other Transactions not to be satisfied; provided that the delivery of any notice pursuant to this Section 5.7(b) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

5.8.                            Publicity; Communications.

(a)                                 The initial press release to be issued with respect to the Transactions, including the Merger, shall be a joint press release by the Company and Parent and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Merger or any of the other Transactions and prior to making any filings with any third party and/or any Governmental Entity or NASDAQ with respect thereto, except as may be required by Law, by any NASDAQ listing rule, or by obligations pursuant to any listing agreement with NASDAQ (in which case, to the extent permitted by such Law, rule, or obligation, such party shall use its reasonable best efforts to consult with the other parties before issuing such press release or making such public announcement or filing); provided, that Parent’s consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Acquisition Proposal so long as the Company is in compliance in all material respects with the provisions of Section 5.3 at the time of any such press release or other public statement or comment. Notwithstanding the foregoing, without the prior consent of the other parties, the Company may disseminate the information included in a press release or other document previously approved for external distribution by Parent.

(b)                                 Before any Merger Communication of the Company or any of its “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is first (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of the Company or any such participant as a script in discussions or meetings with any such third parties, the Company shall (or shall cause any such participant to) provide such Merger Communication to Parent and allow Parent a reasonable opportunity to comment thereon, and shall consult in good faith with Parent for purposes of determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act. The Company shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by Parent on any such Merger Communication.

5.9.                            Employee Benefits.

(a)                                 Effective as of the Closing Date and for a period of six (6) months following the Closing Date, Parent shall provide (i) to each employee of the Company who continues to be employed by the Surviving Corporation after the Effective Time (each, a “Continued Employee”) salary levels, hourly wage levels and bonus opportunities at a rate that is no less than such Continued Employee’s salary level, hourly wage level and bonus opportunities in effect on the Closing Date and (ii) to each Continued Employee benefits (other than equity-based plans) that are substantially comparable, in the aggregate, to the aggregate benefits that were provided to such employee on the Closing Date.

(b)                                 If Parent does not continue the Benefit Plans after the Closing Date, (i) Parent will cause the benefit plans applicable to the Continued Employees to recognize all previous service with the Company for the purpose of determining eligibility for and entitlement to succeeding benefits, including vesting (provided that service with the Company shall not be counted for purposes of benefit accrual under any pension plan of Parent or to the extent that such recognition would result in any duplication of benefits); (ii) Parent shall cause the Surviving Corporation’s group health plan to make reasonable best efforts to recognize all deductibles and coinsurance payments accrued by the Continued Employees prior to the Closing Date and to waive any preexisting condition limitations for the Continued Employees; and (iii) for the remainder of the calendar year in which the Closing occurs, the vacation and holiday plan offered to Continued Employees shall be substantially comparable to the vacation and holiday plan applicable to the Continued Employees that was in effect immediately before the Closing Date.  Notwithstanding the foregoing, Parent will maintain those Benefit Plans that are flexible spending account plans through at least the end of the current plan year.

(c)                                  Except as provided in Section 5.9(a), nothing in this Section 5.9, expressed or implied, shall confer upon any Person (including any Continued Employee) other than the Company any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement. Nothing in this Agreement shall be construed to limit the ability of the Company to terminate the employment of any Continued Employee at any time and for any or no reason.  Except as expressly provided in this Section 5.9, nothing in this Agreement shall be construed to require the Company to maintain any particular type of benefit plan. In addition, the provisions of this Section 5.9 are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party (including Continued Employees), and shall not be deemed to establish or amend (or require the establishment or amendment of) any benefit plans, policies, programs, agreements or arrangements.

5.10.                     Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II.

5.11.                     Directors’ and Officers’ Indemnification and Insurance.

(a)                                 Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with this Agreement or the Transactions) now existing in favor of the present and former officers, directors, employees, and agents of the Company, as provided in the Company’s articles of incorporation, bylaws or other organizational documents or in any Contract as in effect on the date hereof, shall survive the Merger and shall continue in full force and effect.

(b)                                 For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation (and its successors) to establish and maintain provisions in its articles of incorporation, bylaws or other organizational documents concerning the indemnification, advancement of expenses to, and exculpation of the former and current officers, directors, employees, and agents of the Company that are no less favorable to those persons than the provisions of the articles of incorporation, bylaws and other organizational documents of the Company as are in effect as of the date hereof.  Parent shall cause the Surviving Corporation to honor its obligations under this Section 5.11 without limit as to time.

(c)                                  For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the present and former directors and officers of the Company (each such present and former director or officer, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) than the current policies) with respect to matters arising at or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company shall, at Parent’s option, if reasonably available, prior to the Effective Time, purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage that (A) provides at least the same coverage and amounts as the Company’s current policy and (B) contains terms and conditions that are no less advantageous to the present and former directors and officers of the Company than the Company’s current policy, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by the Company for its existing coverage.  Notwithstanding the foregoing, the Company may elect in lieu of the foregoing insurance, prior to the Effective Time, to obtain and fully pay for a policy (providing coverage for the Indemnified Parties and such officers) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided, that the cost thereof does not exceed 300% of the aggregate amount per annum that the Company paid for such coverage in the last full fiscal year; and provided, further, that the Company must obtain Parent’s written consent (which consent will not be unreasonably withheld or delayed) to its choice of insurance carrier.  If such “tail” policy has been obtained by the Company prior to the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect for its full term and shall continue to honor the Company’s obligations thereunder.

(d)                                 Without limiting the other provisions of this Section 5.11, to the fullest extent that the Company would be permitted by applicable law to do so, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company prior to the Effective Time or (B) this Agreement or the Transactions, and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Indemnified Party upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company pursuant to Section 17-6305 of the KGCC.  Any determination required to be made with respect to whether the conduct of any Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the Indemnified

Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by the Surviving Corporation.  Notwithstanding anything to the contrary contained in this Section 5.11(d) or elsewhere in this Agreement, no settlement, compromise, consent or termination of any claim, action, suit, proceeding or investigation will affect, limit or modify the obligations of Parent and the Surviving Corporation hereunder.

(e)                                  The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Company, any other indemnification arrangement, the KGCC or otherwise.  The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties, and the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.11.  The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing its indemnity and other rights under this Section 5.11.

(f)                                   In the event that any of Parent, the Surviving Corporation or their successors or assigns (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 5.11.

5.12.                     Rule 16b-3.  Prior to the Effective Time, the Company shall (and shall be permitted to) take all steps reasonably necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including any Company equity awards pursuant to Section 2.8 in connection with this Agreement) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13.                     Financing.

(a)                                 Parent and Merger Sub acknowledge and agree that, prior to the Effective Time, the Company and its Representatives shall not incur any liability to any Person under any financing that Parent and Merger Sub may raise in connection with the Transactions, and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs, or expenses suffered in connection with the Financing and any information utilized in connection therewith, except with respect to any information provided by the Company and its Representatives expressly for use in connection with the Financing.

(b)                                 Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper, or advisable to arrange and obtain the proceeds of the Financing as soon as reasonably practicable on the terms and conditions described in the Financing Letters, including using its reasonable best efforts to (x) enter into definitive agreements with respect to the Financing Letters on terms and conditions no less favorable in the aggregate to Parent and Merger Sub than those contained in the Financing Letters (provided that such other terms would not reasonably be expected to delay or prevent the Closing), (y) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Merger Sub or their respective Representatives in the Financing Letters (or definitive agreements entered into with respect to the Financing Letters), and (z) consummate the Financing at or prior to the Closing Date, subject to the satisfaction or waiver of the conditions contained herein. Notwithstanding anything to the contrary in the immediately preceding sentence, each of Parent and Merger Sub shall use its reasonable best efforts to take, and shall use its reasonable best efforts to cause each of its Affiliates to take, all actions necessary to maintain in effect, and enforce its rights under, the Financing Letters (including any definitive agreements relating thereto); provided, that each of Parent and Merger Sub may (i) amend, replace or modify the Debt Financing Letters to add or replace lenders, or similar entities, and (ii) subject to the limitations set forth in this Section 5.13, otherwise amend or modify, grant any waiver of any provision or remedy under, or increase the amount of indebtedness contemplated by or otherwise replace the Debt Financing Letters or one or more facilities.  Parent and Merger Sub shall not, without the prior written consent of the Company, enter into any amendment or modification to, replacement of, or grant any waiver of any provision or remedy under, or exercise its right to terminate any commitment under, the Financing Letters, if such amendment, modification, replacement, waiver or termination would or would reasonably be expected to (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid) such that the aggregate funds that would be available to Parent and Merger Sub at the Closing (taking into account other sources of funding that would be available to them, including any equity financing) would not be sufficient to satisfy the Financing Uses, unless the Equity Financing is increased by a corresponding amount, (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would prevent Parent or Merger Sub from timely consummating the Transactions, (C) adversely affect the ability of Parent or Merger Sub to enforce their rights against the other parties to the Financing Commitments, or (D) otherwise prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.  Any reference in this Agreement to (I) “Financing” shall include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 5.13 and (II) “Financing Letters” or “Debt Commitment Letters” shall include such documents as amended or modified in compliance with this Section 5.13(b).

(c)                                  Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice of (x) any actual or threatened material breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which Parent or Merger Sub or any of their Affiliates becomes aware or (y) the receipt of (A) any written notice or (B) other communication, in each case, from any Financing Source with respect to any actual or threatened material breach of any of Parent’s or Merger Sub’s obligations under the Financing Letters or actual or threatened default, termination or repudiation by any party to any of the Financing Letters or other agreements related to the Financing or any provisions of the Financing Letters or other agreements related to the Financing.  As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company in writing relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence.

(d)                                 If any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions or from the sources contemplated in the Debt Commitment Letters (other than due to the failure of a condition to the consummation of the Debt Financing resulting from a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement), Parent and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to arrange to obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources (the “Alternative Debt Financing”) in an amount such that the aggregate funds that would be available to Parent and Merger Sub at the Closing (taking into account other sources of funds available to them, including any additional equity financing) will be sufficient to satisfy the Financing Uses, and to obtain a new financing commitment letter or letters (including any associated engagement letter relating to any offering of equity or debt securities or other indebtedness in connection with the Transactions) with respect to such Alternative Debt Financing (collectively, the “New Debt Commitment Letter”) and any new related fee letters (the “New Fee Letter”), which shall replace the existing Debt Commitment Letters and related Fee Letters, respectively, in whole or in part, and copies of which shall be promptly provided to the Company; provided, that Parent and Merger Sub shall not be required to arrange or obtain any such Alternative Debt Financing on terms and conditions that are, (x) in the case of financial or material terms and conditions, less favorable to Parent and Merger Sub than the analogous terms and conditions contained in the Debt Financing Letters and (y) in the case of any other terms and conditions, significantly less favorable to Parent and Merger Sub than the analogous terms and conditions contained in the Debt Financing Letters. Notwithstanding the foregoing, no New Debt Commitment Letter or New Fee Letter may expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Letters in effect on the date hereof which would reasonably be expected to adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the Transactions. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall be deemed to include the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Financing Letters”, the “Debt Financing Letters” or the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.13 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, Parent or Merger

Sub (i) to pay any fees in excess of those contemplated in the Debt Financing Letters (whether to secure waiver of any conditions contained therein or otherwise), (ii) to amend or waive any of the terms or conditions hereof, (iii) to consummate the Closing at any time prior to the date determined in accordance with Section 1.2, or (iv) to seek the Equity Financing from any source other than those counterparty to (or permitted assignee of any such counterparty), or in an amount in excess of that contemplated by, the Equity Commitment Letter.  Subject to the rights of the parties to the Debt Commitment Letters under the terms thereof, none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Financing, and the Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise.

(f)                                   Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing (including any Alternative Debt Financing) is not a condition to the Closing, and acknowledges its obligation, subject to the terms and conditions of this Agreement, to consummate the Transactions irrespective and independently of the availability of the Financing (including any Alternative Debt Financing).

5.14.                     Financing Cooperation.

(a)                                 Prior to the Effective Time, the Company shall, and shall use reasonable best efforts to cause each of its Representatives to, reasonably cooperate with Parent in connection with the arrangement of any Third Party Financing, including by taking the actions set forth on Exhibit 5.14; provided, that (i) the Company shall not be required to make any representation, warranty or certification as to which the Company has in its good faith determined that such representation, warranty or certification is not true, (ii) the Company shall not be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing, (iii) the Company shall not be required to provide cooperation under this Section 5.14 that unreasonably interferes with the ongoing business of the Company, (iv) the Company shall not be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation prior to the Closing, and (v) Parent shall, promptly upon request by the Company and receipt by Parent of documentation of all reasonable out-of pocket costs and expenses (including attorneys’ fees) incurred by the Company in connection with such cooperation, reimburse the Company for such costs and expenses.

(b)                                 The Company hereby consents to the use of its logos in connection with any Third Party Financing; provided, that such logos are used solely in a manner that is not intended to and is not reasonably likely to harm or disparage the Company.

(c)                                  The Company shall use its reasonable best efforts to supplement any information required to be provided to any Third Party Financing Sources under this Section 5.14 on a reasonably current basis to the extent that any such information contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

(d)                                 All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to any Third Party Financing Sources or prospective Third Party Financing Sources and other financial institutions and investors that are or may become parties to the Financing Letters or the Limited Guarantor Investment Letter, or to their respective counsel and auditors, in each case, to the extent subject to customary confidentiality arrangements for use by any of them of such information in connection with the Third Party Financing.

5.15.                     Transaction Litigation.  The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided, that (a) neither the Company nor any Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have consented in writing, and (b) after receipt of Stockholder Approval, the Company shall, if requested by Parent, use reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction.

5.16.                     State Takeover Statutes.  The Company and the Company Board shall, if any Takeover Statute becomes applicable to this Agreement or the Transactions, use reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the Transactions.

5.17.                     Standstill Agreements.  During the period from the Cut-Off Date through the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, the Company shall not amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company is a party (other than any involving Parent), unless the Company Board determines after consulting with legal counsel that the failure to terminate, amend, modify or waive such provision would be inconsistent with its fiduciary duties under applicable Law.  During such period, the Company agrees to use reasonable best efforts to enforce the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements, and to enforce specifically the terms and provisions thereof in any court of the U.S. or any state thereof having jurisdiction.  Nothing in this Agreement shall prevent the Company from, prior to the Cut-Off Date, waiving any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company is a party.

5.18.                     Repayment of Indebtedness; Payoff Letters.

(a)                                 Immediately prior to the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company or otherwise deliver to the lenders under the Payoff Letters, in immediately available funds, an amount equal to the amount necessary to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth in Section 5.18 of the Company Disclosure Letter as set forth in the Payoff Letters, including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the Transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company thereunder.

(b)                                 On or prior to the Closing Date, the Company shall deliver to Parent payoff letters (the “Payoff Letters”) from each agent under the Revolving Credit Agreement outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all Liens affecting any real or personal property of the Company will be released.

5.19.                     No Control of the Company’s Business.  Nothing contained in this Agreement will confer on Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.

5.20.                     Limited Guarantor Investment.

(a)                                 Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to cause the Limited Guarantor to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper, or advisable to arrange and obtain the proceeds of the Limited Guarantor Investment as soon as reasonably practicable on the terms and conditions described in the Limited Guarantor Investment Letter, including using the Limited Guarantor’s reasonable best efforts to (x) enter into definitive agreements with respect to the Limited Guarantor Investment Letter on terms and conditions no less favorable in the aggregate to the Limited Guarantor than those contained in the Limited Guarantor Investment Letter (provided that such other terms would not reasonably be expected to delay or prevent the Closing), (y) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions applicable to the Limited Guarantor or its Representatives in the Limited Guarantor Investment Letter (or definitive agreements entered into with respect to the Limited Guarantor Investment Letter), and (z) consummate the Limited Guarantor Investment at or prior to the Closing Date, subject to the satisfaction or waiver of the conditions contained herein. Notwithstanding anything to the contrary in the immediately preceding sentence, Parent shall use its reasonable best efforts to cause the Limited Guarantor to use its reasonable best efforts to take, and shall use its reasonable best efforts to cause each of its Affiliates to take, all actions necessary to maintain in effect, and enforce the Limited Guarantor’s rights under, the Limited Guarantor Investment Letter (including any definitive agreements relating thereto); provided, that the Limited Guarantor may (i) amend, replace or modify the Limited Guarantor Investment Letter to add or replace providers of financing, or similar entities, and (ii) subject to the limitations set forth in this Section 5.20, otherwise amend or modify, grant any waiver of any provision or remedy under, or increase the amount of capital contemplated by or otherwise replace the Limited Guarantor Investment Letter.  Parent shall cause the Limited Guarantor not to, without the prior written consent of the Company, enter into any amendment or modification to, replacement of, or grant any waiver of any provision or remedy under, or exercise its right to terminate any commitment under, the Limited Guarantor Investment Letter, if such amendment, modification, replacement, waiver or termination would or would reasonably be expected to (A) reduce the aggregate amount of the Limited Guarantor Investment (including by changing the amount of fees to be paid) such that the aggregate funds that would be available to Parent and Merger Sub at the Closing (taking into account other sources of funding that would be available to them, including the Debt Financing and any other financing) would not be sufficient to satisfy the Financing Uses, unless the Debt Financing and/or any other financing is increased by a corresponding amount, (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Limited Guarantor Investment in a manner that would prevent Parent or Merger Sub from timely consummating the Transactions, (C) adversely affect the ability of the Limited Guarantor to enforce its rights against the other parties to the Limited Guarantor Investment Letter, or (D) otherwise prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(b)                                 Parent shall keep the Company reasonably informed of the status of the Limited Guarantor’s efforts to arrange the Limited Guarantor Investment. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice of (x) any actual or threatened material breach or default by any party to the Limited Guarantor Investment Letter or definitive agreements related to the Limited Guarantor Investment of which Parent or Merger Sub or any of their Affiliates becomes aware or (y) the receipt of (A) any written notice or (B) other communication, in each case, from any party to the Limited Guarantor Investment Letter with respect to any actual or threatened material breach of any of the Limited Guarantor’s obligations under the Limited Guarantor Investment Letter or actual or threatened default, termination or repudiation by any party to the Limited Guarantor Investment Letter or other agreements related to the Limited Guarantor Investment or any provisions of the Limited Guarantor Investment Letter or other agreements related to the Limited Guarantor Investment.  As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company in writing relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.20 shall require, and in no event shall the reasonable best efforts of Parent, Merger Sub or the Limited Guarantor be deemed or construed to require, Parent, Merger Sub or the Limited Guarantor (i) to pay any fees in excess of those contemplated in the Limited Guarantor Investment Letter (whether to secure waiver of any conditions contained therein or otherwise), (ii) to amend or waive any of the terms or conditions hereof, or (iii) to consummate the Closing at any time prior to the date determined in accordance with Section 1.2, or (iv) to seek the Limited Guarantor Investment from any source other than those counterparty to (or permitted assignee of any such counterparty), or in an amount in excess of that contemplated by, the Limited Guarantor Investment Letter.  Subject to the rights of the parties to the Limited Guarantor Investment Letter under the terms thereof, none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Limited Guarantor Investment Parties, solely in their respective capacities as investors under the Limited Guarantor Investment, and the Limited Guarantor Investment Parties, solely in their respective capacities as investors under the Limited Guarantor Investment, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Limited Guarantor Investment, whether at law or equity, in contract, in tort or otherwise.

ARTICLE VI

Conditions to the Merger

6.1.                            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by Law) in writing by Parent and the Company at or prior to the Effective Time of each of the following conditions:

(a)                                 Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the articles of incorporation and bylaws of the Company (the “Stockholder Approval”), which Stockholder Approval shall have been certified by the Secretary of the Company.

(b)                                 Orders.  No court or other Governmental Entity of competent jurisdiction shall have enacted, adopted, issued, promulgated, enforced or entered any Order or Law (whether temporary, preliminary or permanent) that is in effect or pending, and restrains, enjoins or otherwise prohibits the consummation of the Merger.

6.2.                            Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (to the extent permitted by Law) in writing by Parent at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.3 (Capital Structure) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects at the Closing as if made on and at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date, and except where the failure of such representations and warranties to be true and correct as of the date of this Agreement and at the Closing, or such specific date, as applicable, does not result in additional aggregate consideration payable by Parent or the Surviving Corporation pursuant to Article II in excess of $100,000 in the aggregate); (ii) the representations and warranties of the Company contained in Section 3.1 (Organization, Standing and Power), Section 3.4 (Authority), Section 3.23 (Vote Required; Takeover Statutes) and Section 3.26 (Brokers) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing as if made at the Closing (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iii) each of the representations and warranties of the Company set forth in this Agreement (other than those contained in the preceding clauses (i) and (ii)) shall have been true and correct on the date of this Agreement and shall be true and correct at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), in each case, without giving effect to any limitation as to “Knowledge”, “materiality” or “Company Material Adverse Effect” set forth therein, except where the failure of the representations and warranties referred to in this clause (iii) to so be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                                 Performance of Obligations.  The Company shall have performed or complied with, as applicable, (i) all of its obligations, agreements and covenants contained in Sections 5.1(a), 5.1(b), 5.1(f)(ii) and 5.1(g), and (ii) in all material respects all of its other obligations, agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing pursuant to the terms hereof.

(c)                                  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Officer’s Certificate.  Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied or waived.

(e)                                  Dissenter Rights.    The aggregate number of shares of Common Stock, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of Section 17-6712 of the KGCC, shall not equal twenty-two percent (22%) or more of the Common Stock outstanding as of the record date for the Stockholder Meeting.

6.3.                            Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (to the extent permitted by Law) by the Company at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct at the Closing (except to the extent such representations and warranties expressly relate to a particular date, in which case such representations and warranties shall be true and correct as of that date), in each case, without giving effect to any limitation as to “materiality” set forth therein, except where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Performance of Obligations.  Each of Parent and Merger Sub shall have performed or complied with, as applicable, (i) all of its obligations, agreements and covenants contained in the first sentence of Section 2.9(a), and (ii) in all material respects all of its other obligations, agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing pursuant to the terms hereof.

(c)                                  Officer’s Certificate.  The Company shall have received a certificate signed by an executive officer of Parent and Merger Sub, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied or waived.

ARTICLE VII

Termination

7.1.                            Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained, by mutual written consent of the Company and Parent by action of the Company’s board of directors and Limited Guarantor (in its capacity as Parent’s sole member and manager).

7.2.                            Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a)                                 the Merger shall not have been consummated by December 22, 2013 (the “Termination Date”), whether such date is before or after the Stockholder Approval is obtained; provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any covenant or agreement in this Agreement has been the primary cause of or resulted in the failure of the Merger to occur by the Termination Date;

(b)                                 the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at such Stockholder Meeting or at any adjournment, postponement or recess thereof; or

(c)                                  any Governmental Entity has denied approval of the Merger and such denial has become final and non-appealable or any Order permanently restraining,

enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, in each case, whether before or after the Stockholder Approval is obtained; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used its reasonable best efforts to contest, appeal and remove such denial or Order in accordance with Section 5.6; and provided further, that the right to terminate shall not be available to a party if the issuance of such Order was primarily due to the failure of such party (including, in the case of Parent, the failure of Merger Sub) to perform or comply with any of its obligations under this Agreement.

7.3.                            Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)                                 at any time before the Stockholder Approval is obtained, in order to accept a Superior Proposal in accordance with Section 5.3; provided, that the Company shall have (i) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (ii) otherwise complied in all material respects with all provisions of Section 5.3, and (iii) simultaneously with such termination paid all amounts due to Parent and Merger Sub pursuant to Section 7.5;

(b)                                 if there has been a breach of any representation or warranty, or failure to perform or comply with any covenant or agreement, made by Parent or Merger Sub in this Agreement, which (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (x) cannot be cured by Parent or Merger Sub prior to the Termination Date or (y) if capable of being cured, shall not have been cured within the earlier of (A) thirty (30) calendar days following receipt of written notice from the Company of such breach or failure to perform or comply and (B) one (1) Business Day prior to the earlier of the Termination Date and the date on which the Agreement may otherwise be terminated by Parent in accordance with Article VII; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if it is then in material breach of any of its representations or warranties, or has failed to perform or comply with in all material respects any covenants or other agreements, hereunder, which breach or failure to perform or comply would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(c)                                  if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at such time, or the failure of which to be satisfied is caused by a breach or failure to perform or comply by Parent or Merger Sub with respect to any of their representations, warranties, covenants or agreements contained in this Agreement), (ii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Closing and all of the conditions set forth in Section 6.3 have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 6.3 for the purpose of consummating the Closing, and (iii) Parent and Merger Sub have failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.2; or

(d)                                 if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at such time, or the failure of which to be satisfied is caused by a breach or failure to perform or comply by Parent or Merger Sub with respect to any of their representations, warranties, covenants or agreements contained in this Agreement), (ii) the Debt Financing contemplated by each of the Debt Commitment Letters has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Closing and all of the conditions set forth in Section 6.3 have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 6.3 for the purpose of consummating the Closing, and (iv) Parent and Merger Sub have failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.2.

7.4.                            Termination by Parent.

(a)                                 This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if (i) the Company Board or any committee thereof makes a Change of Recommendation, (ii) the Company or the Company Board or any committee thereof shall have (x) approved, adopted, recommended, or declared advisable any Acquisition Proposal or (y) approved or recommended, or entered into or allowed the Company to enter into, an Alternative Acquisition Agreement, (iii) the Company Board or any committee thereof formally resolves to take or publicly announces an intention to take any of the foregoing actions or (iv) the Company breaches or fails to perform in any material respect any of its material obligations under Section 5.3;

(b)                                 This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if there has been a breach of any representation or warranty, or failure to perform or comply with any covenant or agreement, made by the Company in this Agreement, which (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured within the earlier of (A) thirty (30) calendar days following receipt of written notice from the Parent of such breach or failure to perform or comply and (B) one (1) Business Day prior to the earlier of the Termination Date and the date on which the Agreement may otherwise be terminated by the Company in accordance with this Article VII; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if it or Merger Sub is then in material breach of any representations or warranties, or has failed to perform or comply with in all material respects any covenants or other agreements, hereunder, which breach or failure to perform or comply would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or

(c)                                  This Agreement may be terminated and the Merger may be abandoned by Parent if, on the Initial Availability Determination Date (if occurring not more than two (2) days before or after a particular Minimum Excess Availability Determination Date) or on the Subsequent Availability Determination Date, the Excess Availability (as

calculated in accordance with Section 5.4(d)) is less than the applicable Minimum Excess Availability; provided, that if Parent fails to exercise its right to terminate this Agreement pursuant to this Section 7.4(c) within two (2) Business Days of its receipt from the Company of the calculation of Excess Availability on the Initial Availability Determination Date (if occurring not more than two (2) days before or after a particular Minimum Excess Availability Determination Date) or on the Subsequent Availability Determination Date, such termination right shall become null and void and shall no longer be of any force or effect.

7.5.                            Effect of Termination and Abandonment.

(a)                                 In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, written notice thereof shall be given to the non-terminating party or parties specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, upon the receipt of such written notice, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group) and the rights and obligations of the parties hereto shall cease; provided, that (i) no such termination shall relieve any party hereto of any liability to pay the Termination Fee or the Excluded Party Fee, as applicable, or the Parent Fee or to reimburse expenses in accordance with this Section 7.5 or relieve any party hereto for any liability incurred or suffered as a result of actions or omissions specifically intended to result in a breach by such party or actual fraud, in which case the aggrieved party shall be entitled to all remedies available at law or in equity, except as otherwise provided herein, and (ii) the provisions listed in the first sentence of Section 8.1 shall survive the termination of this Agreement.  For purposes of clarification and notwithstanding anything herein to the contrary, the failure of Parent or Merger Sub to consummate the Transactions in accordance with the terms and conditions of this Agreement shall not constitute an action or omission specifically intended to result in a breach by such party, so long as Parent and Merger Sub have otherwise complied in all material respects with the obligations set forth in Section 5.13.

(b)                                 In the event that:

(i)                                     (x) this Agreement is terminated pursuant to Sections 7.2(a)¸ 7.2(b) or 7.4(b), (y) any Person shall have delivered to the Company or publicly disclosed an Acquisition Proposal prior to the Stockholder Meeting and (z) within 12 months of such termination, the Company consummates the transactions contemplated by an Acquisition Proposal or enters into a definitive agreement with respect to any Acquisition Proposal that it subsequently consummates (whether the Acquisition Proposal made prior to the Stockholder Meeting or a different Acquisition Proposal), then the Company shall, within five (5) Business Days of the date any such Acquisition Proposal is consummated, pay or cause to be paid to Parent an amount equal to $2,250,000 (the “Termination Fee”), net of any Reimbursable Expenses previously paid to Parent pursuant to Section 7.5(b)(iv); provided, that, for purposes of clause (z) above, all references to 20% in the definition of Acquisition Proposal will be treated as references to 50%, and the reference to 80% in the definition of Acquisition Proposal will be treated as a reference to 50%;

(ii)                                  this Agreement is terminated by the Company pursuant to Section 7.3(a), the Company shall pay the Termination Fee to Parent prior to such termination and as a condition to such termination; provided, that if such termination occurs prior to the Cut-Off Date on account of a Superior Proposal made by a Person that is an Excluded Party, then the Company shall pay to Parent an amount equal to $1,750,000 (the “Excluded Party Fee”), in each case by wire transfer of same day funds to one or more accounts designated by Parent;

(iii)                               this Agreement is terminated by Parent pursuant to Section 7.4(a), the Company shall pay the Termination Fee to Parent promptly, but in any event within five (5) Business Days, after the date of such termination; provided, that if such termination pursuant to Section 7.4(a) occurs prior to the Cut-Off Date on account of a Superior Proposal made by a Person that is an Excluded Party, then the Company shall pay to Parent the Excluded Party Fee, in each case by wire transfer of same day funds to one or more accounts designated by Parent;

(iv)                              this Agreement is terminated by Parent pursuant to Section 7.4(b), the Company shall reimburse Parent for all of its Reimbursable Expenses, promptly, but in any event within five (5) Business Days, after the date of such termination and receipt by the Company of documentation of such Reimbursable Expenses, by wire transfer of same day funds to one or more accounts designated by Parent; or

(v)                                 this Agreement is terminated by the Company pursuant to Sections 7.2(a), 7.2(b) or 7.3(b), at any time at which Parent was entitled to terminate this Agreement pursuant to Section 7.4(a), the Company shall pay the Termination Fee to Parent, promptly, but in any event within five (5) Business Days, after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent.

For the avoidance of doubt, in no event shall the Company be required to pay the Excluded Party Fee or Termination Fee on more than one occasion.

(c)                                  In the event that:

(i)                                     this Agreement is terminated by the Company pursuant to (x) Section 7.3(b), at any time at which Parent was not entitled to terminate this Agreement pursuant to Section 7.4(a) or Section 7.4(b), or (y) Section 7.3(c) or Section 7.3(d), then Parent shall promptly, but in no event later than five (5) Business Days, after the date of such termination, pay or cause to be paid to the Company or its designees an amount equal to $3,500,000, by wire transfer of same day funds; or

(ii)                                  this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) and (A) the Company would have been entitled to terminate this

Agreement pursuant to Section 7.3(b), Section 7.3(c) or Section 7.3(d) but for such termination pursuant to Section 7.2(a) and (B) Parent would not have been entitled to terminate this Agreement pursuant to Section 7.4(a), then Parent shall promptly, but in no event later than five (5) Business Days, after the date of such termination, pay or cause to be paid to the Company or its designees an amount equal to $3,500,000, by wire transfer of same day funds.

Any payment made by Parent under this Section 7.5(c) is referred to herein as the “Parent Fee.”  The Company may, at its election, recover any payment due to it under this Section 7.5(c) or Section 7.5(d) by directing a release from the Escrow Fund or by drawing down the Letter of Credit pursuant to Section 2.9 (if applicable).  For the avoidance of doubt, in no event shall Parent be required to pay the Parent Fee on more than one occasion.

(d)                                 Parent and the Company acknowledge that (i) the fees and other provisions of this Section 7.5 are an integral part of the Transactions, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.5 does not constitute a penalty; accordingly, if the Company or Parent, as applicable, fails to promptly pay the amounts due pursuant to Section 7.5(b) or Section 7.5(c) (or any portion thereof), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the other party hereto for the Termination Fee, Excluded Party Fee or Parent Fee (or portion thereof), as applicable, the Company or Parent, as applicable, shall pay to the other party hereto its reasonable out-of-pocket costs and expenses in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made to the date of payment at the prime rate as published in The Wall Street Journal on the date such payment was required to be made.

(e)                                  Notwithstanding anything to the contrary in this Agreement, in the event the Company fails to effect the Closing in accordance with Section 1.2 or otherwise breaches this Agreement or fails to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.7, Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with any breach that is the result of actions or omissions specifically intended to result in such breach or actual fraud, for which all applicable legal and equitable remedies shall be available to Parent and Merger Sub) against any member of the Company Group in respect of this Agreement, any Contract executed in connection herewith and the Transactions shall be to terminate this Agreement in accordance with this Article VII (if such termination is permitted hereunder) and collect, if due, (i) the Termination Fee, the Excluded Party Fee or reimbursement of the Reimbursable Expenses, as applicable, and (ii) any interest and other amounts payable pursuant to Section 7.5(d), and, upon payment of such amounts in accordance with this Section 7.5, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 8.7, (A) no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith or the Transactions, (B) neither Parent nor any other member of the Parent Group shall be entitled to bring or maintain any claim, action or proceeding against the Company or any member of the

Company Group arising out of or in connection with this Agreement, any Contract executed in connection herewith, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Parent shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith or any of the Transactions, to the extent maintained by Parent, Merger Sub or another member of the Parent Group against the Company or any member of the Company Group, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) the amounts Parent is entitled to collect, if due, that are specified in clauses (i) and (ii) of this Section 7.5(e) are intended to serve as a cap on the maximum aggregate liability of the Company and any member of the Company Group under this Agreement in the event the Company fails to effect the Closing in accordance with Section 1.2 or otherwise breaches this Agreement or fails to perform hereunder, and under no circumstances shall Parent be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts, including the Termination Fee, the Excluded Party Fee or reimbursement of the Reimbursable Expenses, as applicable, on more than one occasion, and (y) under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 8.7 and any money damages, including all or any portion of the Termination Fee, the Excluded Party Fee or reimbursement of the Reimbursable Expenses, as applicable.

(f)                                   Notwithstanding anything to the contrary in this Agreement, in the event Parent and Merger Sub fail to effect the Closing in accordance with Section 1.2 or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance or other equitable relief as and only to the extent expressly permitted by the last sentence of this Section 7.5(f) and Section 8.7, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with any breach that is the result of actions or omissions specifically intended to result in such breach or actual fraud, for which all applicable legal and equitable remedies shall be available to the Company) against any member of the Parent Group in respect of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter and the Limited Guaranty, but excluding the Confidentiality Agreement) and the Transactions shall be to terminate this Agreement in accordance with this Article VII (if such termination is permitted hereunder) and collect, if due, whether directly from Parent or by making a claim against the Escrow Fund or by drawing down the Letter of Credit, as applicable, (i) the Parent Fee, (ii) any interest and other amounts payable pursuant to Section 7.5(d), (iii) any reimbursement obligations under Section 5.14(a) from Parent and (iv) any indemnification obligations under Section 5.6(e) from Parent, and, upon payment of such amounts in accordance with this Section 7.5, Section 2.9, Section 5.6(e) and Section 5.14(a), (A) no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter and the Limited Guaranty, but excluding the Confidentiality Agreement) or any of the Transactions, (B) neither the Company nor any other member of the Company Group shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other member of the Parent Group arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter and the Limited Guaranty, but excluding the Confidentiality Agreement) or any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter and the Limited Guaranty, but excluding the Confidentiality Agreement) or any of the Transactions, to the extent maintained by the Company or another member of the Company Group against Parent, Merger Sub or any other member of the Parent Group, to be dismissed with prejudice promptly following the payment of any such amounts.  For the avoidance of doubt, the amounts the Company is entitled to collect, if due, that are specified in clauses (i), (ii), (iii) and (iv) of this Section 7.5(f) are intended to serve as a cap on the maximum aggregate liability of Parent, Merger Sub and any member of the Parent Group under this Agreement in the event Parent and Merger Sub fail to effect the Closing in accordance with Section 1.2 or otherwise breach this Agreement or fail to perform hereunder and under no circumstances shall the Company be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts including the Parent Fee, on more than one occasion.  Notwithstanding the foregoing, if the Company is entitled to terminate this Agreement pursuant to Section 7.3(d), it is explicitly agreed that the Company shall, at its sole option and election, in lieu of terminating the Agreement and receiving the Parent Fee, be entitled to obtain an injunction (without posting a bond, demonstrating irreparable harm or establishing the unavailability or unsuitability of monetary damages), or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement; provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Fee.

ARTICLE VIII

General Provisions

8.1.                            Survival.  None of the representations, warranties or covenants contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, that this Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 5.9 (Employee Benefits), 5.10 (Expenses), 5.11 (Indemnification; Directors’ and Officers’ Insurance) and 5.13(e) (Financing) shall survive the consummation of the Merger; and that the Confidentiality Agreement, the Escrow Agreement (if applicable), the Limited Guaranty, this Article VIII and Sections 5.8 (Publicity; Communications), 5.10 (Expenses), 5.13(e) (Financing) and 7.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2.                            Modification or Amendment.  Subject to the provisions of applicable Laws, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided that following approval of this Agreement by the Company’s stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Law, would require further approval by the Company’s stockholders without receipt of such approval.  The parties hereto shall not modify or amend (a) Sections 5.13(d), 5.13(e), 5.14(a), 7.5(f), 8.2, 8.5 or 8.9 of this Agreement in a manner adverse to the Financing Sources without the prior written consent of such Financing Source or (b) Sections 5.20(c), 7.5(f), 8.2, 8.5 or 8.9 of this Agreement without the prior written consent of such Limited Guarantor Investment Party.

8.3.                            Waiver; Extension.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may (a) waive or extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.4.                            Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5.                            Governing Law and Venue; Waiver of Jury Trial.

(a)                                 Except to the extent required to be governed by or construed in accordance with the Laws of the State of Kansas under the internal affairs doctrine, this Agreement and all Actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York without regard to principles of conflicts of law.  Each party hereto agrees that it shall bring any Action among the parties or involving any member of the Company Group or Parent Group arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (together with the appellate courts thereof, the “Chosen Courts”), and solely with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Group and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8.6.  The provisions of this Section 8.5 shall be enforceable by each Financing Source, each Limited Guarantor

Investment Party, their respective Affiliates and their respective successors and permitted assigns.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCING LETTERS OR AGAINST THE FINANCING SOURCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6.                            Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by facsimile transmission, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the  recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Mallard Parent, LLC
M Acquisition Corporation
c/o Argonne Capital Group, LLC
3060 Peachtree Road NW, Suite 400
Atlanta, GA 30305
Attention: Karl F. Jaeger
Fax: (404) 364-2985

with a copy to (which shall not constitute notice):

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Attention:	Kathryn M. Furman
Keith M. Townsend
C. Spencer Johnson III
Fax: (404) 572-5100

If to the Company, to:

ALCO Stores, Inc.
401 Cottage
Abilene, Kansas 67410-2832
Attention: Royce Winsten
Fax: (785) 263-7531

with a copy to (which shall not constitute notice):

Norton Rose Fulbright
2200 Ross Avenue, Suite 2800
Dallas, TX 75238
Attention: Corporate Section Head
Fax: (214) 855-8200

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

8.7.                            Specific Performance.

(a)                                 The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them under this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the last sentence of Section 7.5(f), the parties hereto acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article VII, the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction (without posting a bond, demonstrating irreparable harm or establishing the unavailability or unsuitability of monetary damages), specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, in addition to any other remedy to which they are entitled at law or in equity.  Notwithstanding anything to the contrary contained herein, this Section 8.7 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Section 7.5(e) and (f), including the last sentence of Section 7.5(f).

(b)                                 Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement.  If any of the parties hereto seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party or parties shall not be required to provide any bond or other security in connection with any such order or injunction.

8.8.                            Entire Agreement.  (a) This Agreement (including any exhibits hereto), (b) the Company Disclosure Letter, (c) the Parent Disclosure Letter, (d) the Limited Guaranty, (e) the Letter of Credit, (f) the Escrow Agreement and (g) the confidentiality agreement, dated February 7, 2013, between the Company and Argonne Capital Group, LLC (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior written, and prior and contemporaneous oral, agreements, understandings, representations and warranties, among the parties, with respect to the subject matter hereof.

8.9.                            No Third Party Beneficiaries.  Except for Sections 5.11, 5.13(d), 5.13(e), 5.14(a), 5.20(c), 7.5, 8.2 and 8.5 (each of which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Person), each of Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.11 shall not arise unless and until the Effective Time occurs. Notwithstanding the foregoing, each party to any of the Debt Commitment Letters and each party to the Limited Guarantor Investment Letter (and each such party’s Representatives) shall be express third party beneficiaries with respect to Section 7.5(f) and Section 8.5.

8.10.                     Definitions; Construction.

(a)                                 Definitions.  As used herein:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except with regard to standstill provisions); provided that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting the Company from taking any actions permitted by this Agreement or otherwise satisfying its obligations under this Agreement.

“Acquisition Proposal” means any proposal or offer made by any Person or group of Persons (other than Parent or an Affiliate thereof) relating to (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, reclassification, share exchange, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 80% of the voting equity interests in the surviving or resulting entity as a result of such transaction, (b) the acquisition of 20% or more of the outstanding shares of any class of capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 20% or more of the total voting power of the capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company, (d) the acquisition in any manner, directly or indirectly, of 20% or more of the consolidated total assets (based on fair market value) of the Company, or (e) any other transaction having a similar effect to those described in clauses (a) through (d), and in each case other than the Transactions.

“Action” means any claim, charge, complaint, dispute, demand, grievance, action, litigation, audit, investigation, review, inquiry, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding of whatever kind or character.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control”  (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Minimum Excess Availability” means (a) if the Initial Availability Determination Date occurs not more than five (5) calendar days before or after a particular Minimum Excess Availability Determination Date, the Minimum Excess Availability as of such Minimum Excess Availability Determination Date, and (b) if the Initial Availability Determination Date occurs on a date that is not within five (5) calendar days of any Minimum Excess Availability Determination Date, the Minimum Excess Availability as of the Minimum Excess Availability Determination Date immediately preceding such Initial Availability Determination Date.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any employment, change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based management, retirement, vacation, severance, termination, disability, death benefit, hospitalization, medical, dental, or other employee benefit plan, program, scheme, policy, agreement or arrangement as to which the Company sponsors, maintains, contributes to or is obligated to contribute to, or has or may have any liability, for the benefit of any current or former officer, employee, consultant or director of the Company.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Group” means (i) the Company, (ii) the former, current and future holders of any equity interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, stockholders or assignees of the Company, or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

“Company Intellectual Property” means Intellectual Property owned by the Company and material to the business and operations of the Company taken as a whole.

“Company Material Adverse Effect” means any fact, development, condition, matter, state of facts, circumstance, change, event, occurrence or effect (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in this Agreement), individually or in the aggregate with all other facts, developments, conditions, matters, states of facts, circumstances, changes, events, occurrences or effects, that (a) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, that none of the following, and no effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i)  any fact, development, condition, matter, state of facts, circumstance, change, event, occurrence or effect generally affecting (A) the industry or markets in which the Company operates or (B) the economy, regulatory, social or political conditions, credit or financial or capital markets (including disruptions thereof) in the United States or elsewhere in the world, including changes in interest, currency or exchange rates or the price of any security, commodity or market index; or

(ii)  any fact, development, condition, matter, state of facts, circumstance, change, event, occurrence or effect, to the extent arising out of, resulting from or attributable to (A) any changes in legal or regulatory conditions, including changes in applicable Law or generally accepted accounting principles or requirements, or any changes in the interpretation or enforcement thereof, (B) compliance by the Company with the terms of this Agreement, including the failure to take any action restricted by this Agreement, (C) the negotiation, execution, public announcement, consummation or existence of this Agreement and the Transactions including any loss of, or adverse change in, the relationship of the Company with any employee, regulator or Person with whom it transacts business (provided, that this clause (C) shall be disregarded for purposes of any representations and warranties set forth in Section 3.5), (D) acts of war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities or terrorism, (E) any decline in the market price, or change in trading volume, of any capital stock of the Company, (F) the existence or occurrence of any earthquakes, floods, hurricanes, tropical storms, fires or other similar natural disasters, (G) any actions taken, or not taken, with the written consent, written waiver or at the written request of Parent or any action taken to the extent expressly permitted or required by this Agreement (provided, that the exercise of Parent or Merger Sub of its rights under this Agreement, including any decision not to provide the Company with a waiver of Section 5.1, shall not be excluded pursuant to this clause (G)); (H) the performance by the Company of its express obligations hereunder (including compliance with the covenants set forth herein); (I) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position, or any change in credit ratings or analysts’ recommendations or ratings with respect to the Company; or (J) any litigation or claim threatened or initiated by stockholders of the Company against the Company or any of its officers or directors, in each case, arising out of the execution of this Agreement or the Transactions;

provided, that (x) facts, developments, conditions, matters, states of facts, circumstances, changes, events, occurrences or effects set forth in clauses (a)(i), (a)(ii)(A), (a)(ii)(D) and (a)(ii)(F) above may be taken into account in determining whether there has been, is or is reasonably expected to be a Company Material Adverse Effect to the extent (and only to the extent) such facts, developments, conditions, matters, states of facts, circumstances, changes, events, occurrences or effects have a disproportionate adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company in relation to others in the industry in which the Company operates (in which case the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been, is or is reasonably expected to be, a Company Material Adverse Effect), and (y) that the underlying cause of any decrease, decline, change or failure referred to in clauses (a)(ii)(E) and (a)(ii)(I) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect; or (b) would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger.

“Contract” means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, commitment, arrangement or other instrument or obligation.

“Employment Agreement” means any Contract of employment, service, compensation or severance between the Company and any current or former employee, under which there are current or future obligations outstanding and that (a) would entitle such employee or former employee to severance payments (including payments for compliance with post-termination restrictive covenants) or severance benefits, (b) would entitle such employee or former employee to change in control payment or benefit upon, or as a result of, (i) the execution of this Agreement or (ii) consummation of the Transactions (either alone or upon the occurrence of additional acts or events), (c) provides for a term of employment of longer than twelve months from the date of such Contract, (d) provides for a material retention or material retirement payment or benefit (other than under a tax-qualified plan) or (e) would entitle such employee or former employee to a bonus in excess of the bonus such employee or former employee would have been entitled to under the Company’s applicable Benefit Plans that are bonus plans.

“Environmental Laws” means any and all applicable Laws which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water or air; or human health and safety as it relates to exposure to Hazardous Substances; or (ii) impose liability or responsibility with respect  to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et

seq.) and the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH) (Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006),  or any other Law of similar effects.

“Environmental Permits” means any Permit required under applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a corporation which, at the time of reference, is or was a member of a controlled group of corporations with the Company within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company within the meaning of Code Section 414(m) or (o).

“Excess Availability” has the meaning ascribed to such term in the Revolving Credit Agreement, except that, for purposes of calculating “Excess Availability,” the Revolving Credit Ceiling (as defined in the Revolving Credit Agreement) and the Revolving Credit Commitment (as defined in the Revolving Credit Agreement) will be disregarded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facilities” means all real property owned, leased, or operated by the Company and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of the Company.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq., as amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing (including any alternative debt financings) in connection with the Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the parties named in Section 4.8(a), together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Entity” means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or NASDAQ.

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, toxic mold, and petroleum products or by-products.

“Intellectual Property” means all intellectual property rights of any type or nature recognized by law, however denominated throughout the world, arising out of or associated with: trademarks (whether registered or not), trade names, service marks, service names, corporate and business names, mark registrations and applications, trade dress, logos, slogans, assumed names, domain names and domain name registrations, the goodwill in any of the foregoing; registered designs and design rights copyrights, works of authorship, registered and unregistered copyrights, software, data, databases; technology, inventions or concepts (whether patentable or not), patents and patent applications, patent disclosures, utility models, certificates of invention and industrial designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions and re-examinations and any application that claims priority to any of the foregoing; trade secrets, confidential business information, technical or commercial knowledge and business processes, methods and procedures; and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the Company’s named executive officers (as such term is defined in Item 402 of Regulation S-K promulgated under the Securities Act) and (b) with respect to Parent, the actual knowledge of those persons set forth in Section 8.10(a)(i) of the Parent Disclosure Letter.

“Law” means any Order or any federal, state, local, foreign, supranational or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, or governmental guidelines or interpretations having the force of law of any Governmental Entity.

“Leased Real Property” means any interest in real property held by the Company pursuant to a lease, sublease, license or other similar written agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, adverse claim, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Guarantor Investment” means the financing contemplated by the Limited Guarantor Investment Letter.

“Limited Guarantor Investment Letter” means the letter agreement described in Section 8.10(a)(ii) of the Parent Disclosure Letter.

“Limited Guarantor Investment Parties” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Limited Guarantor Investment.

“Merger Communication” means, with respect to the Company, any document or other written communication prepared by or on behalf of the Company, or any document or other material or information posted or made accessible on the website of the Company (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the Transactions and, if reviewed by a stockholder of the Company, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger.

“Minimum Excess Availability” means, with respect to any Minimum Excess Availability Determination Date set forth below, the corresponding amount of Excess Availability as set forth below.

Minimum Excess Availability Determination Date	Excess Availability
September 1, 2013	$40,394,433
October 6, 2013	$39,250,339
November 3, 2013	$49,056,269
December 1, 2013	$50,905,623

“Minimum Excess Availability Determination Date” means any date listed in the column labeled “Minimum Excess Availability Determination Date” of the table included within the definition of “Minimum Excess Availability”.

“NASDAQ” means The NASDAQ Stock Market.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, arbitration award or finding entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Parent Group” means (i) Parent and Merger Sub, (ii) the former, current and future holders of any equity interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent or Merger Sub, (iii) any Financing Source, or any lead arranger, arranger, agent or Representative of or to Parent or Merger Sub, (iv) any of the Limited Guarantor Investment Parties or (v) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

“Parent Material Adverse Effect” means any fact, circumstance, change, event or occurrence, individually or in the aggregate, that would, or would be reasonably expected to, prevent or materially impair or delay the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation by Parent and Merger Sub of the Transactions, including the Merger.

“Permitted Liens” means (a) zoning restrictions, easements, rights-of-way, restrictions, conditions, minor defects and irregularities in, and other similar exceptions to, title and/or other encumbrances on the real property of the Company (provided, that such liens and restrictions do not materially and adversely interfere with the use of such real property or the Company’s operation of its business as currently operated or otherwise materially and adversely impair the Company’s current business operations at such location), (b) pledges or deposits by the Company under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (c) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) statutory Liens for Taxes, assessments or other governmental charges (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (e) Liens in favor of any lessor under the Real Estate Leases, or encumbering the interests of the lessors in the Leased Real Property, (f) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, and (g) other Liens that do not materially and adversely interfere with the use, operation or transfer of, or any of the benefits of ownership of, any and all real and personal property of the Company.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Real Estate Leases” means, collectively, each lease, sublease, license and other similar written agreement pursuant to which the Company is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof (including any lease that is a capital or operating lease), including any and all modifications, amendments and supplements thereto and any assignments thereof.

“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

“Reimbursable Expenses” means all documented reasonable out-of-pocket expenses incurred by Parent and any of its Affiliates, as applicable, in connection with this Agreement and the Transactions, up to a maximum aggregate amount of $1,000,000.

“Representatives” means, as to any Person, its directors, officers, employees, agents and representatives acting on such Person’s behalf, including any such investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, or intermediary.

“Revolving Credit Agreement” means the Credit Agreement, dated July 21, 2011, between the Company and Wells Fargo Bank, National Association, as amended by the First Amendment to Credit Agreement, dated February 6, 2013.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) such Person will have, as of such date, sufficient capital and liquidity with which to conduct its business and (iii) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal that is not solicited or received in material violation of Section 5.3 that the Company Board has concluded, in its good faith judgment, would be more favorable to the stockholders of the Company (in their capacity as such) than the Transactions, after consultation with its independent financial advisor and outside legal counsel, and taking into consideration (a) any proposal by Parent to amend or modify the terms of this Agreement and (b) all reasonably relevant legal, financial and regulatory aspects of such Acquisition Proposal and the timing and likelihood of consummation of such Acquisition Proposal; provided, that for purposes of the definition of “Superior Proposal”, all references to 20% in the definition of Acquisition Proposal will be treated as references to 50%, and the reference to 80% in the definition of Acquisition Proposal will be treated as a reference to 50%.

“Takeover Statutes” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination” statute or regulation or similar state antitakeover Law.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, unclaimed property or escheat obligation, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add-on minimum, estimated, occupancy and other taxes of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents) required to be filed with a Governmental Entity relating to Taxes, including any attachments thereto and any amendments thereof.

“Third Party Financing” means the Debt Financing and the Limited Guarantor Investment.

“Third Party Financing Sources” means the Financing Sources and the Limited Guarantor Investment Parties.

(b)           Construction.  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or their Representatives, shall be deemed to include anything provided to Parent, Merger Sub or their Representatives by the Company or its Representatives or provided in the FTP site located at the URL ftp.alco.duckwall.com, in each case, not less than one (1) Business Day prior to the date of this Agreement.

8.11.       Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any

Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.12.       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, nor shall any of the duties hereunder be delegated, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign this Agreement (in whole but not in part), but may not delegate any duties hereunder, to any wholly owned Affiliate of Parent and/or to any Financing Sources for purposes of creating a security interest herein or otherwise assign as collateral in respect of the Financing. No assignment by any party hereto shall relieve such assigning party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 8.12 shall be void.

8.13.       Headings.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.14.       Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ALCO STORES, INC.

By:	/s/ Royce Winsten
Name: Royce Winsten
Title: Chairman of the Board

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MALLARD PARENT, LLC

By:	/s/ Michael A. Klump
Name: Michael A. Klump
Title: President

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

M ACQUISITION CORPORATION

By:	/s/ Michael A. Klump
Name: Michael A. Klump
Title: President

Exhibit 2.9

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this 25th day of July, 2013, by and among Mallard Partners, LLC, a Delaware limited liability company (“MIP”), ALCO Stores, Inc., a Kansas corporation (the “Company”), and SunTrust Bank, a Georgia banking corporation, as escrow agent (the “Escrow Agent”).  MIP, the Company and the Escrow Agent are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A.                                    Mallard Parent, LLC, a Delaware limited liability company (“Parent”), M Acquisition Corporation, a Kansas corporation (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

B.                                    Parent and the Company have agreed to establish an escrow fund pursuant to the Merger Agreement, providing for the delivery on or about the date hereof to the Escrow Agent of the sum of Three Million Five Hundred Thousand United States Dollars ($3,500,000.00) (the “Escrow Amount”).

C.                                    The Escrow Agent is willing to act as escrow agent for the Escrow Amount under this Agreement.

AGREEMENT

In consideration of the premises and the mutual promises and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Definitions.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

2.                                      The Escrow Agent Appointment.  MIP and the Company hereby appoint and designate SunTrust Bank as the Escrow Agent, to receive, hold, and distribute the Escrow Fund (as hereinafter defined) in accordance with the terms of this Agreement.  The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to hold, administer, invest, and disburse the Escrow Fund in accordance with the terms hereof.

3.                                      Escrow Fund.  Within two (2) Business Days of the execution of this Agreement, MIP (or its designee) will deliver to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount (such sum, as adjusted from time to time pursuant to the terms hereof, together with any interest or other income earned thereon, being referred to collectively herein as the “Escrow Fund”).

3.1                               Investment of Escrow Fund.  Unless otherwise instructed in joint written instructions signed by MIP and the Company, the Escrow Agent shall invest all funds held pursuant to this Agreement in accordance with the Investment Selection Instructions set forth as Exhibit 3.1 hereto. The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Agreement. All income from such invested cash shall be held and disbursed by the Escrow Agent as part of the Escrow Fund.  On or before the execution and delivery of this Agreement, each of MIP and the Company shall provide the Escrow Agent a completed Form W-9 or W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon.

3.2                               Disbursement of the Escrow Fund Pursuant to Company Direction.  To the extent that the Merger Agreement is terminated pursuant to Section 7.2(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d) of the Merger Agreement and the Company is entitled to be paid the Parent Fee pursuant to Section 7.5(c) of the Merger Agreement, and Parent does not pay the Parent Fee pursuant to Section 7.5(c) of the Merger Agreement and any interest and other amounts payable pursuant to Section 7.5(d) of the Merger Agreement within five (5) Business Days after the date of such termination, the Company may direct the Escrow Agent to release the Escrow Fund to the Company in full.  In the event the Merger Agreement is terminated for any reason and the Company is not entitled to be paid the Parent Fee pursuant to Section 7.5(c) of the Merger Agreement, but Parent does not fulfill its reimbursement obligations under Section 5.14(a) of the Merger Agreement or its indemnification obligations under Section 5.6(e) of the Merger Agreement within five (5) Business Days after request by the Company, the Company may direct the Escrow Agent to release from the Escrow Fund an amount equal to any reimbursement obligations under Section 5.14(a) of the Merger Agreement or any indemnification obligations under Section 5.6(e) of the Merger Agreement then owed by Parent, with, subject to Section 2.9(b) of the Merger Agreement, the excess of the Escrow Fund returned by the Escrow Agent to Parent.  The Company may make a claim against the Escrow Fund pursuant to this Section 3.2 (an “Escrow Claim”) by delivering written notice thereof to the Escrow Agent and MIP  (“Escrow Notice”).

3.3                               The Escrow Agent shall disburse the amounts from time to time on deposit in the Escrow Fund as follows:

(a)                                 with respect to an Escrow Claim, the Escrow Claim shall be paid on the third (3rd) Business Day after receipt by the Escrow Agent of an Escrow Notice, including wire transfer instructions for the account of the Company;

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(b)                                 upon a joint written instruction from MIP and the Company directing the release of the Escrow Fund, together with wire transfer instructions for payment; and

(c)                                  as soon as practicable following the Effective Time of the Merger (such date, the “Final Release Date”), upon written notice furnished by MIP to the Escrow Agent (a “Release Notice”), the Escrow Agent shall distribute to MIP, or its designee, an amount, equal to the balance of the Escrow Fund.

Notwithstanding the foregoing, to the extent MIP objects in writing to any Escrow Claim by delivery of written notice of objection to the Company and the Escrow Agent not later than 5:00 P.M. Atlanta, Georgia time, on the Business Day immediately preceding any release of the Escrow Fund pursuant to Section 3.3(a), neither the Escrow Fund nor any portion thereof shall be released pursuant to the Escrow Claim with respect to which such an objection has been delivered by MIP until a Final Decision with respect thereto has been delivered to the Escrow Agent.

“Final Decision” means a written settlement signed jointly by MIP and the Company, or the entry of a judgment by a court of competent jurisdiction with respect to amounts in the Escrow Fund.  The Escrow Agent shall be entitled to assume conclusively and without independent investigation that evidence of a Final Decision is sufficient and shall have no duty to determine whether any such Final Decision complies with the Merger Agreement.

(d)                                 Termination of Escrow Fund.  The escrow provided for hereunder shall terminate upon the disbursement of the Escrow Fund pursuant to the terms of this Agreement.

4.                                      Escrow Agent.

4.1                               Duties.  In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence.  The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement.  The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement.  In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  The Escrow Agent shall not be obligated to take any legal action or to commence any

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proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings.  The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the advice, opinion or instruction of such counsel.  MIP and the Company shall be jointly and severally liable for, and shall promptly pay, upon demand, the reasonable and documented fees and expenses of any such legal counsel.  The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. The Escrow Agent shall not be required to take notice of or have any obligations or responsibilities in connection with the Merger Agreement, the transactions contemplated thereby or any other agreement between any other parties to the Merger Agreement, other than this Agreement.

4.2                               Indemnification.

(a)                                 From and at all times after the date of this Agreement, MIP and the Company shall, jointly and severally, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof in connection with the Escrow Agent’s good faith acceptance of and performance of its duties and obligations under this Agreement; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability (or any cost or expense related to such liability, including attorneys’ fees, costs and expenses) finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify MIP and the Company in writing, and MIP and the Company shall assume the defense thereof, including the employment of counsel and the payment of all expenses.  Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) MIP and the Company agree in writing to pay such fees and expenses, (ii) MIP and the Company shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and MIP or the Company, on

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the other hand, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to MIP or the Company.  All such fees and expenses payable by MIP and the Company pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim.  All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable upon demand of such Indemnified Party, jointly and severally, by the MIP and the Company.   The obligations of MIP and the Company under this Section 4.2 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b)                                 The Parties agree that neither the payment by MIP and the Company of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between MIP and the Company, the respective rights and obligations of the Company, on the one hand, and MIP, on the other hand, under this Agreement.  MIP and the Company agree, solely among themselves, that any obligation for indemnification under this Section 4.2 (or for fees and expenses of the Escrow Agent described in Section 4.1) shall be borne by the Party or Parties determined by an arbitrator or a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense for which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by MIP and one-half by the Company.

4.3                               Disputes.  If, at any time, there shall exist any dispute between MIP and the Company with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if MIP and the Company have not, within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 4.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)                                 suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); or

(b)                                 petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed Escrow Funds held by it in the Escrow Fund for holding and disposition in accordance

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with the instructions of such court, and the Escrow Agent shall thereupon be discharged from all further obligations as Escrow Agent under this Agreement.

The Escrow Agent shall have no liability to MIP, the Company or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

4.4                               Resignation of Escrow Agent.  The Escrow Agent may resign from the performance of its duties hereunder at any time by giving at least thirty (30) days’ prior written notice to MIP and the Company or may be removed, with or without cause, by MIP and the Company, acting jointly, at any time by the giving of at least ten (10) days’ prior written notice to the Escrow Agent.  Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein.  Upon any such notice of resignation or removal, MIP and the Company, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1 billion, unless otherwise agreed by MIP and the Company.  In the event MIP and the Company shall fail to appoint a successor escrow agent within thirty (30) days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as Escrow Agent under this Agreement.  Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.  After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

4.5                               Receipt.  By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Amount.

4.6                               Fees.  MIP agrees to pay the Escrow Agent compensation, and to reimburse the Escrow Agent for costs and expenses, all in accordance with the provisions of Schedule I hereto, which is incorporated herein by reference and made a part hereof, and further agree that the Escrow Agent shall have a lien on the Escrow Fund for payment of its fees and expenses from amounts held in the Escrow Fund if such fees and expenses are not otherwise paid and without judicial action to foreclose such lien.  The obligations of MIP under this Section

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4.6 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

5.                                      Miscellaneous.

5.1                               Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by facsimile transmission, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the  recipient Party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient Party, on the date of such transmission or is transmitted on a day that is not a Business Day; provided, however, that no notice, demand or other communications shall be deemed received by the Escrow Agent prior to its actual receipt thereof.  All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

To MIP:	Mallard Partners, LLC c/o Argonne Capital Group, LLC 3060 Peachtree Road NW, Suite 400 Atlanta, GA 30305 Attn: Karl F. Jaeger Telephone: (404) 364-2984 Fax: (404) 364-2985

with a copy to	King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 Attn: Kathryn M. Furman Keith M. Townsend C. Spencer Johnson III Telephone: (404) 572-4600 Fax: (404) 572-5100

To the Company:	ALCO Stores, Inc. 401 Cottage Abilene, Kansas 67410-2832 Attn: Royce Winsten Fax: (785) 263-7531

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with a copy to:	Norton Rose Fulbright 2200 Ross Avenue, Suite 2800 Dallas, TX 75238 Attn: Corporate Section Head Telephone: (214) 855-8000 Fax: (214) 855-8200

If to Escrow Agent:	SunTrust Bank Mail Code HDQ-5307 919 E. Main Street Richmond, Virginia 23219 Attn: Nickida Dooley Trust Officer Telephone: (804) 782-7610 Fax: (804) 782-5858

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

5.2                               Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Georgia are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

5.3                               Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, nor shall any of the duties hereunder be delegated, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, that MIP may assign this Agreement (in whole but not in part), but may not delegate any duties hereunder, to any wholly owned Affiliate of MIP. No assignment by any Party shall relieve such assigning Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Party and their respective permitted successors and assigns. Any purported assignment in violation of this Section 5.3 shall be void.

5.4                               Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of

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this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.5                               Governing Law; Jurisdiction; Service of Process.  This Agreement and all Actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York without regard to principles of conflicts of law.  Each Party agrees that it shall bring any Action among the Parties or involving any member of the Company Group or Parent Group arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (together with the appellate courts thereof, the “Chosen Courts”), and solely with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto or any member of the Company Group or Parent Group and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 5.1.

5.6                               Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, Schedules, or Sections, such reference shall be to an Exhibit to, Schedule of, or Section of this Agreement, respectively, unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

5.7                               Amendments; Waiver.  Subject to the provisions of applicable Laws, the Parties may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective Parties.  The Parties may waive or extend the time for the performance of any of the obligations or other acts of the other Parties.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to

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this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

5.8                               No Limitation.  The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any Party under the Merger Agreement.

5.9                               Facsimile Execution; Counterparts.  This Agreement may be executed by facsimile or other electronic transmission in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

5.10                        Other Transactions with MIP or the Company.  The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which MIP or the Company may be interested, and contract and lend money to MIP or the Company and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement.  Nothing herein shall preclude the Escrow Agent from acting in any other capacity for MIP, the Company or for any other entity.

5.11                        Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the Parties (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit 5.11 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MIP:

MALLARD PARTNERS, LLC

By:
Name:
Title:

COMPANY:

ALCO STORES, INC.

By:
Name:
Title:

ESCROW AGENT:

SUNTRUST BANK

By:
Name:
Title:

Signature page to Escrow Agreement

SCHEDULE I

SCHEDULE OF FEES

See attached.

EXHIBIT 3.1

Investment Selection Instructions

See attached.

EXHIBIT  5.11

Certificate of Incumbency

(List of Authorized Representatives)

Re:  Escrow Agreement dated July 25, 2013

Client Name:

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

By:
Name:
Title:

Certificate of Incumbency

Re:  Escrow Agreement dated                                , 2013

Client Name:

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

By:
Name:
Title:

Exhibit 5.14

(i)            furnishing Parent and its Third Party Financing Sources, as promptly as reasonably practicable following Parent’s written request, with (x) any information or documents relating to the Company that are reasonably required or contemplated to be delivered to the lenders or agents under the Debt Commitment Letters under the terms thereof and any other information reasonably requested by Parent, or customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for the financings contemplated by the Debt Commitment Letters and (y) following Parent’s request, at least five (5) days prior to the Closing, all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(ii)           upon reasonable advance notice and at reasonable times, participating in a reasonable number of meetings (including lender meetings and calls, including one-on-one meetings) and presentations and cooperating with the marketing efforts of Parent and its Financing Sources, in each case in connection with the arrangement of the Debt Financing, including direct contact between Representatives of the Company, on the one hand, and the debt financing sources and potential lenders for the Debt Financing, on the other hand;

(iii)          if reasonably requested by Parent, assisting with the timely preparation of materials for lender presentations, bank information memoranda and similar documents required in connection with the Financing;

(iv)          assisting in the preparation of, and executing and delivering (including taking corporate or similar administrative or organizational actions reasonably necessary to execute, deliver and permit the consummation of the Debt Financing, such as by having the Company Board provide any resolutions, consents or approvals on behalf of the Company as may be required by any Third Party Financing) customary definitive financing documentation, including one or more credit agreements, currency or interest hedging agreements and other definitive documentation and related deliverables relating to any Third Party Financing in connection with the arrangement of any Third Party Financing and reasonably facilitating the grant of a security interest in collateral and provision of related lender protections; provided, that no obligation of the Company under any such agreements or amendments shall be effective until the Closing;

(v)           furnishing Parent and its Third Party Financing Sources financial and other pertinent information regarding the Company as may reasonably be requested by Parent;

(vi)          requesting of the appropriate Person, and using its reasonable best efforts to obtain, such customary consents, legal opinions, surveys and title insurance as reasonably requested by Parent, and executing and delivering

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customary evidence of authority, customary officer’s certificates, a solvency certificate of the chief financial officer of the Company in the form contemplated by the Debt Commitment Letters or the Limited Guarantor Investment Letter, a good standing certificate from the Secretary of State of the State of Kansas, customary lien searches with respect to the Company and insurance certificates;

(vii)         issuing customary letters to the Financing Sources authorizing the distribution of information to the prospective lenders and making customary representations to the Financing Sources that such information does not contain a material misstatement or omission and, if required, confirming that such information does not contain information that constitutes material non-public information with respect to the Company or any of its securities;

(viii)        cooperating reasonably with the Third Party Financing Sources’ due diligence, following Parent’s reasonable request, regarding information contemplated to be provided by clause (i) above;

(ix)          arranging for delivery of the Payoff Letters pursuant to Section 5.18;

(x)           reasonably cooperating with prospective lenders involved in the Debt Financing to provide access to the Company’s assets, cash management and accounting systems;

(xi)          cooperating with and reasonably facilitating the Financing Sources’ efforts to assess the type and value of all assets of the Company that may constitute collateral for the Debt Financing, including the Financing Sources’ performance of customary field examinations and appraisals; and

(xii)         taking all actions reasonably requested by Parent to permit the consummation of the Third Party Financing and to permit the proceeds thereof to be made available to Parent at the Closing.